UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Welltower Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

welltower PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS 2020

March 20, 2020

DEAR SHAREHOLDERS:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 10:00 a.m. Eastern Time on April 30, 2020 at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 46th Floor, New York, New York 10166. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

While we intend to hold the Annual Meeting in person on Thursday, April 30, we are actively monitoring developments related to coronavirus (COVID-19). We are sensitive to the public health and travel concerns of our shareholders and other stakeholders related to COVID-19, as well as the governmental protocols that may be imposed. In the event that it is not possible, or the Board determines it is inadvisable, to hold the Annual Meeting in person, we will announce the alternative meeting arrangements in advance, which may include holding the Annual Meeting exclusively by electronic means via the Internet. We will provide any updated information on our Annual Meeting website at www.welltower.com/proxy. If you are planning to attend the Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we strongly encourage you to vote your shares as soon as possible using one of the options described below.

It is my distinct pleasure to serve as Chairman of the global leader in health care infrastructure. Welltower’s growing collaborations with prominent developers, operators and leading health systems continually enhance our dynamic portfolio. The efficient execution of Welltower’s strategy is guided by the forward-thinking vision of our exceptional management team, and our best-in-class health care real estate platform remains a steadfast source of value. Welltower is poised for a future of growth, innovation and excellence.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We continue to focus on saving costs and protecting the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Thomas J. DeRosa

Chairman and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on April 30, 2020 at 10:00 a.m. Eastern Time at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 46th Floor, New York, New York 10166, for the purpose of considering and acting upon each item described below and will transact such other business that properly comes before the meeting:

1.

The election of eight directors named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP (“EY”) as independent registered public accounting firm for the year ending December 31, 2020; and

3.	The approval, on an advisory basis, of the compensation of our named executive officers.

The Board of Directors of Welltower Inc. unanimously recommends that you vote: (1) “FOR” each of the nominees for election to the Board (Proposal 1); (2) “FOR” the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2); and (3) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3). Shareholders of record at the close of business on March 3, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

BY INTERNET Visit www.proxyvote.com	BY PHONE Dial 1-800-690-6903	BY MAIL Sign, date and return your proxy card or voting instruction form	IN PERSON Vote in person at the meeting	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2019 Annual Report

While we intend to hold the Annual Meeting in person on Thursday, April 30, we are actively monitoring developments related to coronavirus (COVID-19). We are sensitive to the public health and travel concerns of our shareholders and other stakeholders related to COVID-19, as well as the governmental protocols that may be imposed. In the event that it is not possible, or the Board determines it is inadvisable, to hold the Annual Meeting in person, we will announce the alternative meeting arrangements in advance, which may include holding the Annual Meeting exclusively by electronic means via the Internet. We will provide any updated information on our Annual Meeting website at www.welltower.com/proxy. If you are planning to attend the Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we strongly encourage you to vote your shares as soon as possible using one of the options described above.

BY ORDER OF THE BOARD OF DIRECTORS MATTHEW G. MCQUEEN Senior Vice President - General Counsel & Corporate Secretary Toledo, Ohio March 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

ON APRIL 30, 2020:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting

of Shareholders and Proxy Statement and Welltower’s Annual Report on

Form 10-K for the year ended December 31, 2019 are available on the Internet free of charge at www.welltower.com/proxy.

BUSINESS HIGHLIGHTS

2019 PERFORMANCE

Welltower Inc. (“Welltower”) had a strong year in 2019 that validated the strength of its platform. Welltower’s strategy is based on acquiring and developing a well-diversified, high quality portfolio located in high-barrier-to-entry and growing markets operated or managed by best-in-class seniors housing operators, post-acute providers and health systems. Welltower significantly improved its portfolio, balance sheet and risk profile through strategic acquisitions and dispositions during 2019.

The Compensation Committee of the Board of Directors evaluates all pre-established qualitative and quantitative metrics and factors in making its compensation decisions. Among the important metrics and factors the Compensation Committee considered for 2019 were the management team’s success in the following areas:

Portfolio

•    Completed approximately $4.8 billion in pro rata gross investments during the year, including $4.1 billion in acquisitions at a 5.4% year one yield and $682 million in development funding with a 7.8% expected stabilized yield.

•    Significantly improved portfolio quality by generating over $2.9 billion of pro rata proceeds from dispositions of non-strategic assets.

•    Improved the quality of portfolio mix by increasing Outpatient Medical and Health System concentration over 450 basis points to 29% of in-place net operating income.*

Balance Sheet

•    Generated $1.5 billion of expected gross proceeds from common stock issuances at an average price of $80.62 per share.

TOTAL SHAREHOLDER RETURN Average Annual Return Since Inception 14.79% $
Growth • Generated strong same store net operating income growth of 2.8%*, driven by our best-in-class seniors housing portfolio.	TOTAL SHAREHOLDER RETURN 38.52% Since 2014 DIVIDEND YIELD 4.26% as of 12/31/2019

Corporate

•    Reduced general and administrative expenses as a percentage of total assets to 38 basis points at the end of 2019 and from 42 basis points at the end of 2018.

•    Paid cash dividends of $3.48 per share. The dividend paid in February 2020 represents Welltower’s 195th consecutive dividend.

Environmental, Social and Governance (ESG) Leadership Recognition

•	Named to Fortune’s World’s Most Admired Companies list.
•	Named to top quintile of Newsweek’s inaugural America’s Most Responsible Companies list.
•	Named to Corporate Responsibility Magazine’s 20th Annual 100 Best Corporate Citizens ranking.
•	Named to 2019 Dow Jones Sustainability World Index for second consecutive year and to the Dow Jones Sustainability North American Index for the fourth consecutive year.
•	Named Energy Star Partner of the Year.
•	Designated as a GRESB Green Star for sustainability performance for fifth consecutive year.
•	Named to the Bloomberg Gender-Equality Index.
•	Achieved ISS-ESG Prime status.

*Represents a non-GAAP financial measure. See Appendix A for reconciliations of non-GAAP financial measures.

Shareholder Engagement

Welltower regularly engages in outreach efforts with its shareholders relating to its business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. This outreach program was conducted by a cross-functional team, including members of our Capital Markets, Finance and Legal teams and a member of the Board. We share the feedback we receive from our shareholders with the Board of Directors, which gives the Board of Directors valuable insight into shareholders’ views about Welltower and informs its decisions.

Welltower engages with its shareholders year round. The below graphic illustrates key elements of this engagement.

SUMMMER	FALL	WINTER	SPRING

•  Review vote results from our most recent annual meeting of shareholders, including the results of the say-on-pay vote, and engage with investors about these results

•  Evaluate proxy season trends, corporate governance best practices, regulatory developments and our current practices

•  Share investor feedback with the Board

• Engage with investors to understand executive compensation and environmental, social and governance priorities • Share investor feedback with the Board

•  Review and approve proxy materials

•  Engage with investors to discuss items to be considered at the annual meeting of shareholders

•  Hold the annual meeting of shareholders

•  Share investor feedback with the Board

For more information about our 2019 shareholder outreach program, see “Executive Compensation-Executive Summary-Shareholder Outreach Initiatives” later in this Proxy Statement.

Environmental, Social and Governance (ESG) Leadership

Welltower is committed to leadership in our industry and strives to rank among the top S&P 500 companies in sustainability and ESG practices. When we changed our name in 2015, we made a conscious decision to place wellness at the center of what we do. Our award-winning ESG program aims to promote wellness for our employees, tenants and resident communities through excellence on a full range of initiatives, including an emphasis on sustainability, a core focus on diversity and inclusion, and a commitment to diverse independent director leadership on our Board of Directors. We see our industry-leading progress towards furthering ESG in our organization as not only the right thing to do, but as driving long-term operational efficiency and shareholder value. Some highlights of Welltower’s most notable ESG efforts in 2019 are summarized below:

2019 ESG Highlights

ENVIRONMENTAL Externally launched Welltower's sustainability goals for 10% reduction in GHG emissions, energy and water use by 2025. Launched Welltower's first green bond with a $500 million issuance with the proceeds being used to fund renewable energy, water conservation, energy efficiency, and green building projects. Welltower is the first U.S. health care real estate investment trust to complete a public green bond offering. Developed and shared Welltower Performance Playbook: A Guide for Senior Housing Efficiency and Excellence with all of our operators. Expanded foundational operational efficiency upgrades, and increased green building certifications and execution of Green Leases. SOCIAL Achieved 1:1 gender parity across the organization. Expanded diversity and inclusion beyond CORE women's initiative, with the launch of Welltower's Diversity Council. Signed the Employer Support of the Guard & Reserve (ESGR) Statement of Support. Increased utilization and alignment of Welltower Charitable Foundation and contributed more than $40M to multiple organizations over the past five years, with a focus on aging, health care and wellness. GOVERNANCE Achieved 75% female and minority independent director leadership on Board of Directors. Improved Dow Jones Sustainability Index, GRESB, ISS and ISS-ESG scores through enhanced tracking and reporting. Filed first Sustainable Accounting Standards Board (SASB) aligned annual report. Published 7th consecutive Annual Corporate Social Responsibility Report, which is crafted in accordance with the Global Reporting Initiative (GRI) standards.

For additional information regarding Welltower's sustainability program, please visit Welltower's website at www.welltower.com/responsibility/.

Corporate Governance

Corporate Governance

The Board of Directors of Welltower (the “Board”) has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is March 20, 2020.

SNAPSHOT OF BOARD & GOVERNANCE INFORMATION
Number of Independent Directors Standing for Election	7
Total Number of Director Nominees	8
Average Age of Directors Standing for Election	63
Average Tenure of Directors Standing for Election (years)	10
Independent Lead Director	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Proactively Adopted Proxy Access	Yes
Regular Executive Sessions of Independent Directors	Yes
New Director Orientation	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Review of Management Succession Plans	Yes
Code of Business Conduct and Ethics	Yes
Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes
Stock Ownership Requirements for Executives	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies	Yes
Clawback Policy	Yes

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	1

Corporate Governance

KEY SKILLS AND EXPERIENCE HEALTH SYSTEMS 4 LEADERSHIP DEVELOPMENTS SUCCESSION +7 BANKING FINANCE + ACCOUNTING 4 OUTPATIENT MEDICAL 4 BUSINESS DEVELOPMENT 6 INNOVATION + TECHNOLOGY 4 OPERATOR SERVICES/OPERATIONS 4 INTERNATIONAL BUSINESS 3 REAL ESTATE 4

In 2018, Welltower amended its By-Laws to proactively adopt proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees comprising up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws.

Board Leadership Structure

The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.

The Board believes its current leadership structure–the combination of the Chairman and Chief Executive Officer roles–best serves Welltower and its shareholders at this time.

Both the Chairman and Chief Executive Officer positions are currently held by Mr. DeRosa. Welltower also has an independent Lead Director designated by the Board’s independent directors. Mr. Donahue currently serves as the independent Lead Director.

A number of factors support the Board leadership structure chosen by the Board, including, among others:

•	Mr. DeRosa has extensive knowledge of all aspects of Welltower and its business, risks and industry;
•	Mr. DeRosa is intimately involved in the day-to-day operations of Welltower and is best positioned to elevate the most critical business issues for consideration by the Board;
•	This structure enables consistent communication and coordination within Welltower and effective and efficient implementation of corporate strategy; and
•	This structure allows one person to speak for and lead Welltower and the Board.

The Board recognizes the importance of strong independent Board leadership and oversight. As such, the combination of Chairman of the Board and CEO is balanced by Welltower’s independent Lead Director position and by the independence of Welltower’s other directors.

The independent Lead Director has broad responsibility and authority, including, among others:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Calling executive sessions of the independent directors;
•	Serving as a liaison between the Chairman of the Board and the independent directors;
•	Consulting with the Chairman of the Board regarding company strategy and performance;
•	Consulting with the Chairman of the Board regarding agendas for all meetings of the Board as well as contributing to and approving them;
•	Coordinating Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

2 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Corporate Governance

•

Approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

•	Interviewing all Board candidates in coordination with the Chair of the Nominating/Corporate Governance Committee, and making recommendations to such Committee and the Board;
•

Collaborating with the Nominating/Corporate Governance, Compensation and Executive Committees to delineate the respective roles of these committees and the independent Lead Director with respect to the CEO’s retention, compensation, evaluation and termination;

•	Facilitating the development of a succession plan for the Chairman and CEO;
•	Collaborating with the Chairman of the Board and committee chairs to ensure effective functioning of all committees;
•

Consulting with the Nominating/Corporate Governance Committee regarding Board and committee composition, committee chair selection, the annual performance review of the Board and its committees and director succession planning;

•	Being available, as appropriate, for consultation and direct communication with major shareholders upon request; and
•	Performing such other duties and responsibilities as described in Welltower’s Corporate Governance Guidelines and as may be requested by the Board from time to time.

Independence and Meetings

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at www.welltower.com/investors/governance.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2020. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board determined that other than Mr. DeRosa, all of the directors are independent under applicable rules of the NYSE. The Board also determined that other than Mr. DeRosa, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder or officer of an organization that has a relationship with Welltower) and are therefore independent under applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines. Mr. DeRosa is not independent because he is the Chief Executive Officer of Welltower. Geoffrey Meyers, Timothy Naughton and Judith Pelham, who served as directors until May 2, 2019, and Gary Whitelaw, who served as a director until October 23, 2019, were determined to be independent under applicable rules of the NYSE and independence standards in the Corporate Governance Guidelines during the time they served on the Board.

The Board has standing Audit, Compensation, Executive and Nominating/Corporate Governance Committees.

The Board determined that:

•

All of the members of the Audit Committee are independent under the applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended;

•	All of the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the applicable rules of the NYSE, SEC and Internal Revenue Service; and
•	All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

Welltower’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All then-serving directors attended last year’s annual meeting of shareholders.

The Chairman presides at all meetings of the shareholders and of the Board.

The Board met five times during the year ended December 31, 2019. Executive sessions of independent directors are held after regularly scheduled meetings of the Board. The independent Lead Director chairs the executive sessions.

In 2019, all incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	3

Corporate Governance

THE BOARD AND COMMITTEES Board Audit Compensation Executive Nominating/Corporate Governance Bacon, Kenneth J. DeRosa, Thomas J. DeSalvo, Karen B. Donahue, Jeffrey H. Oster, Sharon M. Rivera, Sergio D. Spisso, Johnese M. Sullivan, Kathryn M. Trumbull, R. Scott

Audit Committee

The Audit Committee assists the Board in monitoring Welltower’s financial statements; the independent auditor, including its qualifications and independence; the performance of Welltower’s internal auditor and internal audit function; Welltower’s compliance with legal and regulatory requirements; the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures; Welltower’s major financial risk exposures, risk assessment, and risk management policies; and Welltower’s information technology systems. The Audit Committee met five times during the year ended December 31, 2019. The members of the Audit Committee are Mr. Rivera, Ms. Sullivan and Mr. Trumbull, with Mr. Rivera serving as Chair.

The Audit Committee is comprised of directors who the Board has determined have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee. Additionally, the Board determined that no member of the Audit Committee has any material relationship with Welltower that might interfere with the exercise of the member’s independent judgment.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Rivera, Ms. Sullivan and Mr. Trumbull are “audit committee financial experts” as defined under applicable SEC rules.

The Audit Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/auditcharter.

Compensation Committee

The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s stock compensation plans and programs; and reviews and recommends to the Board changes in the Board’s compensation. The Compensation Committee met six times during the year ended December 31, 2019. The members of the Compensation Committee are Mr. Bacon, Dr. DeSalvo, Mr. Donahue, Ms. Oster and Ms. Spisso, with Mr. Bacon serving as Chair.

The Compensation Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/investors/governance. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Executive Committee

The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving Welltower’s investments between meetings of the Board. The Executive Committee did not meet in 2019. The members of the Executive Committee are Mr. Bacon, Mr. DeRosa, Mr. Donahue, Ms. Oster and Mr. Rivera, with Mr. DeRosa serving as Chair.

4 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Corporate Governance

Nominating/Corporate Governance Committee

Responsibilities and Members. The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; and reviews environmental sustainability issues and Welltower’s climate change environmental sustainability practices. The Nominating/Corporate Governance Committee met four times during the year ended December 31, 2019. The members of the Nominating/Corporate Governance Committee are Dr. DeSalvo, Mr. Donahue, Ms. Oster, and Ms. Spisso with Ms. Oster serving as Chair.

The Board has determined that no member of the Nominating/Corporate Governance Committee has any material relationship with Welltower that might interfere with the member’s exercise of his or her independent judgment.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/investors/governance.

Consideration of Director Nominees. The Board generally looks for individuals who have displayed high ethical standards, integrity and sound business judgement. The Board also believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer, chief executive officer or other leader of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to Welltower’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board. While the Board has not established term limits, unless otherwise determined by the Board, no person shall be nominated for election as a director after his or her 75th birthday. Under the By-Laws, in order to serve as a director, an individual must beneficially own at least 100 shares of Welltower’s common stock, unless the Board determines otherwise by resolution.

In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity and other qualities represented on the Board. Second, taking into consideration the characteristics mentioned above, the Nominating/Corporate Governance Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee considers diversity in terms of (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at Welltower’s expense. If the Nominating/Corporate Governance Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Nominating/Corporate Governance Committee and each nominee during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Nominating/Corporate Governance Committee to be potential nominees, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Nominating/Corporate Governance Committee. If the candidate is approved by the Nominating/Corporate Governance Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Nominating/Corporate Governance Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Nominating/Corporate Governance

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	5

Corporate Governance

Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

Nomination Process for Board Election

The Board continually considers potential candidates in anticipation of retirements, resignations or the need for additional capabilities. The graphic below describe the ongoing process to identify highly qualified candidates for Board service.

1 Consider current Board skill sets and needs Ensure Board is strong in core competencies of strategic oversight, corporate governance, shareholder advocacy and leadership and has diversity of expertise and perspectives to meet existing and future business needs 2 Check conflicts of interest and references All candidates are screened for conflicts of interest and independence 3 Nominating and Corporate Governance Committee dialogue 4 Meet with qualified candidates To ensure appropriate personal qualities, such as independence of mind, tenacity, and skill set to meet existing or future business needs 5 Nominating and Corporate Governance Committee dialogue To consider shortlisted candidates, and after deliberations, recommend candidates for election to the Board 6 Board dialogue and decision Added three highly qualified directors since 2018

The Nominating/Corporate Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating/Corporate Governance Committee in care of the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee requires that shareholder recommendations for director nominees be submitted by November 20, 2020 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the U.S. Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she consents to serve, if elected, and includes certain representations, and any questionnaires required to be completed by Welltower directors.

Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of persons for election to the Board and to have their director nominees included in Welltower’s proxy materials if the shareholder or shareholders has complied with specified prior notice requirements.

The By-Laws require that any such notice relating to a director nominee, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director nominees.

6 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Corporate Governance

Welltower may require that the proposed nominee furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2021 Annual Meeting of Shareholders, see page 56.

Executive Management Committee and Leadership Team

The Executive Management Committee is responsible for developing Welltower’s strategic plan and establishing goals and objectives with respect to such plan. The Executive Management Committee consists of seven members of Welltower’s senior management and reports directly to the CEO.

The Leadership Team is responsible for executing Welltower’s strategic plan and achieving the goals and objectives established by the Executive Management Committee. The Leadership Team is comprised of all of the members of the Executive Management Committee and eleven members of Welltower’s management.

Risk Management

The Board and Leadership Team play a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes and controls pertaining to the management of Welltower’s information technology operations, including cyber risks and information security. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including, Welltower’s Code of Business Conduct and Ethics and its policies and procedures for monitoring compliance.

The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to compliance, environmental sustainability and Welltower’s corporate governance policies. The Leadership Team is responsible for identification, assessment and management of risks, and has established an Enterprise Risk Management Committee to assure that appropriate risk identification and mitigation procedures are incorporated into the daily activities and decision-making of Welltower. This Committee is led by the Senior Vice President - General Counsel & Corporate Secretary and includes four additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to review the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including results of risk mitigation testing performed by Internal Audit.

Key Risk Oversight Responsibilities of the Board
Audit Committee • Financial reporting • Internal controls over financial reporting • Information technology and security • Legal and regulatory compliance	Compensation Committee • Compensation plans and arrangements • CEO and executive management succession planning	Nominating/Corporate Governance Committee • ESG sustainability • Shareholder engagement program • Corporate governance

Succession Planning

The Board is actively engaged in succession planning. The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and oversees the performance evaluations of the Named Executive Officers.

Annually, the Board discusses succession plans for the Chief Executive Officer and other members of senior management. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the Chief Executive Officer’s direct reports meets quarterly with the Chief Executive Officer to discuss development plans and

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	7

Corporate Governance

opportunities. The Board also consults with the Chief Executive Officer regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term and forms the basis on which Welltower makes ongoing leadership assignments.

Compensation Committee Interlocks and Insider Participation

Mr. Bacon, Dr. DeSalvo, Mr. Donahue, Mr. Naughton, Ms. Oster, Ms. Pelham and Ms. Spisso were members of the Compensation Committee during 2019. None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Welltower or member of the Compensation Committee during 2019.

Communications with the Board

Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chairman, independent Lead Director or the non-employee or independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Nominating/Corporate Governance Committee has approved a process for handling letters received by Welltower and addressed to members of the Board. Under that process, the Senior Vice President - General Counsel & Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President - General Counsel & Corporate Secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

8 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Proposal 1—Election of Directors

Proposal 1 – Election of Directors

Welltower’s By-Laws provide that the Board shall have between three and fifteen members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at nine. There are eight Board nominees recommended for election at the Annual Meeting and all nominees were elected by you at our 2019 annual meeting of shareholders. The number of directors will be reduced from nine to eight if the eight Board nominees are elected at the Annual Meeting.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than eight directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director.

Under Welltower’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	9

Proposal 1—Election of Directors

Director Nominees

THOMAS J. DEROSA

Age: 62

Director Since: 2004

Chairman and Chief Executive Officer

Welltower Inc. Committees

•  Executive (Chair)

Other Current Public Company Directorships

•  Empire State Realty Trust, Inc.

Mr. DeRosa has been Welltower’s Chairman of the Board since May 2019 and Welltower’s Chief Executive Officer since April 2014. Mr. DeRosa previously served as the Vice Chairman and Chief Financial Officer of The Rouse Company (a real estate development and operations company) from September 2002 until November 2004 when it was merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons.

Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as the Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons. His day-to-day leadership of Welltower as the Chief Executive Officer provides him with intimate knowledge of Welltower’s business and operations.

Selected Directorships and Memberships

•  Board of Directors, Value Retail PLC

•  Board of Overseers, Columbia Business School

•  Governor, World Economic Forum

Education

•  BS – Economics and Finance, Georgetown University

•  MBA – Management, Columbia University

JEFFREY H. DONAHUE Age: 73 Director Since: 1997 Independent Lead Director Welltower Inc. Committees • Compensation • Executive • Nominating/Corporate Governance

Mr. Donahue has been Welltower’s independent Lead Director since May 2019. Mr. Donahue served as Welltower’s Chairman of the Board from April 2014 to May 2019. Mr. Donahue previously served as the President and Chief Executive Officer of Enterprise Community Investment, Inc. (a provider of affordable housing) from 2003 to 2009. Mr. Donahue previously served as the Executive Vice President and Chief Financial Officer of The Rouse Company (a real estate development and operations company) from 1998 to 2002.

Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

Other Current Public Company Directorships

•  Xenia Hotels & Resorts, Inc. (Lead Director)

Former Directorships Within the Last Five Years

•  NewTower Trust Company

Education

•  BA – International Economics, Cornell University

•  MBA – Finance, Wharton School of the University of Pennsylvania

KENNETH J. BACON Age: 65 Director Since: 2016 Independent Director Welltower Inc. Committees • Compensation (Chair) • Executive

Mr. Bacon is a co-founder of RailField Realty Partners (a financial advisory and asset management firm). Mr. Bacon has served as RailField’s managing partner since his retirement from the Federal National Mortgage Association (“Fannie Mae”) in March 2012. Prior to forming RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as the Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.

Mr. Bacon’s extensive experience in the financial services industry, government affairs, the housing industry and real estate investment make him a valuable asset to the Board.

Other Current Public Company Directorships

•  Ally Financial Inc. (Risk Committee Chair)

•  Comcast Corporation (Governance and Directors Nominating Committee Chair)

Former Public Company Directorships Within the Last Five Years

•  Forest City Realty Trust, Inc.

Education

•  BA – Anthropology, Stanford University

•  MSc – International Relations, London School of Economics

•  MBA – Finance & Strategy, Harvard Business School

10 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Proposal 1—Election of Directors

KAREN B. DESALVO Age: 54 Director Since: 2018 Independent Director Welltower Inc. Committees • Compensation • Nominating/Corporate Governance

Dr. DeSalvo has been the Chief Health Officer of Google Health (a personal health record service) since December 2019. Dr. DeSalvo is a physician executive and adjunct professor of medicine at the University of Texas at Austin Dell Medical School where she has served since January 2018 and a member of the National Academy of Medicine. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she served as the Health Commissioner for the City of New Orleans.

Dr. DeSalvo’s experience in medical and public health leadership, health care technology, health care delivery and health care innovation make her an important addition to the Board.

Education

•  BA – Biology and Political Science, Suffolk University

•  MD – Tulane University School of Medicine

•  MPH – Tulane University School of Public Health

•  MSc – Harvard T.H. Chan School of Public Health

SHARON M. OSTER Age: 71 Director Since: 1994 Independent Director Welltower Inc. Committees • Compensation • Executive • Nominating/Corporate Governance (Chair)

Ms. Oster has been the Frederic D. Wolfe Professor Emeritus of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management since July 2018. From 1994 to July 2018, she was the Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management. From 2008 to 2011, she served as the dean of the Yale University School of Management.

Ms. Oster’s expertise in competitive strategy, economic theory and management, and her leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

Education • BA – Economics, Hofstra University • PhD – Economics, Harvard University

SERGIO D. RIVERA Age: 57 Director Since: 2014 Independent Director Welltower Inc. Committees • Audit (Chair) • Executive

Mr. Rivera has been the Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) since November 2019. Mr. Rivera served as the President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as the Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (hospitality and leisure services company) from 2016 to September 2018. Mr. Rivera is also the former President of The Americas for Starwood Hotels & Resorts Worldwide, Inc. (a hotel and leisure company), a position he held from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a position he held from 2007 to 2016. Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc. since 1998.

Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

Selected Directorships and Memberships

•  Director and Trustee, American Resort Development Association

•  Trustee, Florida Chapter of The Nature Conservancy

•  Member, University of Central Florida Rosen College of Hospitality Management Advisory Board

•  Member, Florida International University Chaplin School of Hospitality & Tourism Management Dean’s Advisory Council

•  Member, Urban Land Institute

Former Public Company Directorships Within the Last Five Years

•  ILG, Inc.

Education

•  BA – Finance and International Business, Florida International University

•  MBA – Florida International University

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	11

Proposal 1—Election of Directors

JOHNESE M. SPISSO Age: 59 Director Since: 2018 Independent Director Welltower Inc. Committees • Compensation • Nominating/Corporate Governance

Ms. Spisso has been the President of UCLA Health (an academic medical center), Chief Executive Officer of UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Prior to coming to UCLA, she worked for 22 years at the University of Washington School of Medicine and served as Chief Health System Officer and Vice President, Medical Affairs of the University of Washington School of Medicine from 2007 to 2016.

Ms. Spisso brings over 30 years of experience in large academic health system management to the Board and has demonstrated tremendous strategic and operational leadership during that time.

Selected Directorships and Memberships • Director, Vizient, Inc. • Director, Douglas Emmett Education • BS – Health Science, Chapman College • MPA – University of San Francisco

KATHRYN M. SULLIVAN Age: 64 Director Since: 2019 Independent Director Welltower Inc. Committees • Audit

Ms. Sullivan served as the Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified health care company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as the Chief Executive Officer of UnitedHealthcare, Central Region.

Ms. Sullivan’s experience in the health care industry, especially with respect to health plan payors, is extremely valuable to the Board.

Other Current Public Company Directorships • Hanger, Inc. Education • BA – Accounting, University of Louisiana at Monroe • MBA – Louisiana State University

R. Scott Trumbull, age 71. Mr. Trumbull has served as a director of Welltower since 1999 and is a member of the Board’s Audit Committee. Mr. Trumbull is not standing for election at the Annual Meeting. At such time, he will no longer be a member of the Board or any of its committees. Mr. Trumbull’s decision not to stand for election is not the result of any disagreement with Welltower on any matter related to Welltower’s operations, policies, or practices.

12 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Director Compensation

Director Compensation

The table below summarizes the compensation paid in 2019 to Welltower’s non-employee directors.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(11) ($)	Total ($)
Kenneth J. Bacon	114,283	(3)	160,033	274,316
Karen B. DeSalvo	95,000		160,033	255,033
Jeffrey H. Donahue	202,168	(4)	160,033	362,201
Geoffrey G. Meyers(1)	31,841		53,087	84,928
Timothy J. Naughton(1)	41,058	(5)	160,033	201,091
Sharon M. Oster	122,676	(6)	160,033	282,709
Judith C. Pelham(1)	31,841		53,087	84,928
Sergio D. Rivera	117,607	(7)	160,033	277,640
Johnese M. Spisso	96,000	(8)	160,033	256,033
Kathryn M. Sullivan	95,000		160,045	255,045
R. Scott Trumbull	108,393	(9)	160,033	268,426
Gary Whitelaw(2)	85,470	(10)	160,033	245,503

(1)	Mr. Meyers, Mr. Naughton and Ms. Pelham retired from the Board on May 2, 2019.

(2)	Mr. Whitelaw resigned from the Board on October 23, 2019.

(3)

Includes $13,297 additional fee for serving as Compensation Committee Chair beginning in May 2019 and $4,986 additional fee for serving on the Executive Committee beginning in May 2019. Includes an additional $1,000 for attending more than four Compensation Committee meetings.

(4)

Includes $42,208 additional fee for serving as Chairman of the Board from January 2019 to May 2019, $5,027 additional fee for serving as Nominating/Corporate Governance Committee Chair from January 2019 to May 2019, $49,932 additional fee for serving as independent Lead Director beginning in May 2019 and $7,500 additional fee for serving on the Executive Committee. Includes an additional $1,500 for attending more than four Board meetings and $1,000 for attending more than four Compensation Committee meetings.

(5)	Includes $6,703 additional fee for serving as Investment Committee Chair from January 2019 to May 2019 and $2,514 additional fee for serving on the Executive Committee from January 2019 to May 2019.

(6)

Includes $6,703 additional fee for serving as Compensation Committee Chair from January 2019 to May 2019, $9,973 additional fee for serving as Nominating/Corporate Governance Committee Chair beginning in May 2019, and $7,500 additional fee for serving on the Executive Committee. Includes an additional $1,500 for attending more than four Board meetings and $2,000 for attending more than four Compensation Committee meetings.

(7)

Includes $16,621 additional fee for serving as Audit Committee Chair beginning in May 2019 and $4,986 additional fee for serving on the Executive Committee beginning in May 2019. Includes an additional $1,000 for attending more than four Audit Committee meetings.

(8)	Includes an additional $1,000 for attending more than four Compensation Committee meetings.

(9)

Includes $8,379 additional fee for serving as Audit Committee Chair from January 2019 to May 2019 and $2,514 additional fee for serving on the Executive Committee from January 2019 to May 2019. Includes an additional $1,500 for attending more than four Board meetings and $1,000 for attending more than four Audit Committee meetings.

(10)	Includes $3,297 additional fee for serving as Investment Committee Chair from May 2019 to October 2019 and $4,986 additional fee for serving on the Executive Committee from May 2019 to October 2019.

(11)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock units granted to the non-employee directors in 2019 and are based on the closing price of $77.05 for grants on February 7, 2019, the date of grants for all listed directors other than Ms. Sullivan, and on the closing price of $76.65 for grants on February 12, 2019, the date of grant for Ms. Sullivan’s prorated award. As of December 31, 2019, (a) each non-employee director (other than Mr. Meyers, Ms. Pelham and Ms. Sullivan) held an aggregate of 2,077 deferred stock units that had not yet been converted into shares of common stock, (b) Mr. Meyer and Ms. Pelham held an aggregate of 689 deferred stock units that had not yet been converted into shares of common stock and (c) Ms. Sullivan held an aggregate of 2,088 deferred stock units that had not yet been converted into shares of common stock.

The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure Welltower’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	13

Director Compensation

governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a semi-annual basis, most recently in November 2019, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval.

The compensation program for non-employee directors for the 2019 calendar year consisted of:

Cash Compensation

•	$95,000 annual cash retainer
•	Additional independent Lead Director of the Board fee of $75,000 per year
•

Additional Committee Chair fees of $25,000 per year for the Chair of the Audit Committee, $20,000 for the Chair of the Compensation Committee, $20,000 for the Chair of the Investment Committee and $15,000 for the Chair of the Nominating/Corporate Governance Committee

•	Additional Executive Committee fee of $7,500 per year for each non-employee member of such committee
•	If the Board holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings
•

If any of the Audit, Compensation, Investment, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

Equity Compensation

In 2019, the non-employee directors each received grants of deferred stock units with a value of approximately $160,000 pursuant to the 2016 Long-Term Incentive Plan (or prorated awards for directors who served only a portion of the year). Generally subject to continued service, the deferred stock units granted in 2019 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of the deferred stock units also received dividend equivalent rights entitling them to cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such amounts are paid.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each non-employee director is required, within five years of joining the Board, to own shares of Welltower common stock with a fair market value of at least five times the annual cash retainer. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements.

Ownership Guidelines for Directors and Named Executive Officers. The current stock ownership guidelines for Directors and Named Executive Officers are as follows:

Multiple of base salary	Multiple of annual cash retainer	Multiple of base salary
Chief Executive Officer	Non-Employee Directors	All Other Named Executive Officers

14 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit Fees

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding: (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and taking into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2020. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2018 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2021 because of the difficulty and expense of making a substitution. Representatives of the firm of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2019	2018
Audit Fees	$3,933,514	$3,637,467
Audit-Related Fees	197,725	143,842
Tax Fees:
Tax Compliance	1,015,600	1,076,277
Tax Planning and Tax Advice	779,769	1,833,363
All Other Fees	—	—
Totals	$5,926,608	$6,690,949

Audit fees include fees associated with the annual audit, the review of Welltower’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	15

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards not billed as audit services.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

16 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to Welltower by EY during the year ended December 31, 2019 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2019 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under U.S. applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held five meetings during the year ended December 31, 2019.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2020. Mr. Rivera, Mr. Meyers, Ms. Sullivan and Mr. Trumbull were each members of the Audit Committee in 2019 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

Sergio D. Rivera, Chair

Kathryn M. Sullivan

R. Scott Trumbull

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	17

Proposal 3—Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

In accordance with the requirements of Section 14A of the U.S. Securities Exchange Act, Welltower’s shareholders have the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Welltower’s compensation programs are designed to link pay to performance and to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and increased shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Executive Compensation-Executive Summary” in this Proxy Statement for an overview of the compensation of the Named Executive Officers and Welltower’s key financial and strategic achievements in 2019 that drove compensation decisions. We also encourage shareholders to read the “Executive Compensation-Compensation Discussion and Analysis” in this Proxy Statement, which describes the details of Welltower’s compensation programs and the decisions made by the Compensation Committee with respect to 2019 compensation.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to Welltower’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation-Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At Welltower’s 2017 Annual Meeting of Shareholders, its shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on Welltower’s named executive officer compensation. Unless the Board modifies this policy, its next advisory vote on Welltower’s named executive officer compensation following this vote will be held at its 2021 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for approval of this proposal.

18 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

Executive Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

The Compensation Committee is responsible for Welltower’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of Welltower’s executive compensation program, philosophy and policies is set forth on pages 20-29.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	19

Executive Officers

Executive Officers

THOMAS J. DEROSA Chairman of the Board & Chief Executive Officer Age: 62	Mr. DeRosa has served as Welltower’s Chairman of the Board since May 2019 and Welltower’s Chief Executive Officer since April 2014. Mr. DeRosa’s biographical information is set forth under “Director Nominees” on page 10.

SHANKH MITRA Executive Vice President - Chief Investment Officer Age: 39	Mr. Mitra has served as Welltower’s Executive Vice President - Chief Investment Officer since August 2018. Mr. Mitra served as Welltower’s Senior Vice President - Investments from January 2018 to August 2018. Mr. Mitra served as Welltower’s Senior Vice President - Finance & Investments from January 2016 to January 2018. From July 2013 to December 2015, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management. Mr. Mitra served as Senior Analyst at Citadel Investment Group from April 2012 to June 2013 and Fidelity Investments from June 2009 to March 2012.

MATTHEW G. MCQUEEN Senior Vice President - General Counsel & Corporate Secretary Age: 47	Mr. McQueen has served as Welltower’s Senior Vice President - General Counsel & Corporate Secretary since July 2016. Mr. McQueen served as Welltower’s Senior Vice President - Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

TIMOTHY. G. MCHUGH Senior Vice President - Chief Financial Officer & Treasurer Age: 35	Mr. McHugh has served as Welltower’s Senior Vice President - Chief Financial Officer & Treasurer since September 2019. Mr. McHugh served as Welltower’s Senior Vice President - Corporate Finance from August 2018 to August 2019 and as Welltower’s Vice President - Finance and Investment from January 2016 to August 2018. He also served in the additional role of Welltower’s Treasurer from March 2017 to August 2018. From November 2010 to December 2015 Mr. McHugh served as Senior Analyst - Real Estate Securities at RREEF Management, currently known as DWS Investments.

AYESHA MENON(1) Senior Vice President - Strategic Investments Age: 39	Ms. Menon has served as a Welltower’s Senior Vice President - Strategic Investments since May 2019. From April 2018 to April 2019, Ms. Menon served as Director of Real Estate Investment at Sidewalk Labs, an Alphabet Company (NASDAQ: GOOG). Ms. Menon served as a real estate investor at Wheelock Street Capital from 2008 to 2018.

(1)	Ms. Menon was elected an executive officer effective March 18, 2020.

20 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

Executive Summary

NAMED EXECUTIVE OFFICERS

Each of the executive officers listed on page 20 (other than Ms. Menon) and John A. Goodey, former Executive Vice President - Chief Financial Officer, and Mercedes T. Kerr, former Executive Vice President - Business & Relationship Management, are “Named Executive Officers” or “NEOs” for purposes of this CD&A.

COMPENSATION PRINCIPLES

Welltower’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly-skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, Welltower’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long-term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying Welltower’s executive compensation program is to provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to shareholders. The short and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying Welltower’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Welltower performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee considers the median compensation level of similarly-situated executives when setting target compensation levels, with above median payouts for superior performance.
¡	Individual performance is a key element in the annual cash bonus program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of Welltower’s short and long-term financial and strategic goals
¡	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡

Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders.

¡	The current incentive programs include an annual cash bonus component and a three-year forward-looking component emphasizing both short and long-term shareholder value creation.
¡

Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	21

Executive Compensation—CD&A

POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for Welltower’s Chief Executive Officer and for reviewing and approving the compensation for Welltower’s other executive officers.

Welltower’s compensation policies and programs are designed to implement the philosophy described above. The Compensation Committee has employed a number of measures in an effort to drive performance and align executive and shareholder interests.

What Welltower Does	What Welltower Doesn’t Do

   Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Welltower’s performance awards are earned by achieving certain performance hurdles.

   Balances short and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.

   Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.

   Maintains stock ownership guidelines. The CEO and other executive officers must own shares with a fair market value of six times base salary and three times base salary, respectively. The non-employee directors must own shares with a fair market value of five times the annual cash retainer.

   Provides enhanced change in control protections only after double-trigger. The CEO’s employment agreement includes “double trigger” severance provisions requiring both a change in control and a subsequent qualifying termination of employment.

   Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the real estate investment trust (“REIT”) industry.

   Maintains a clawback policy. The clawback policy allows Welltower to require repayment of incentive compensation paid or awarded to officers based on financial results that were subsequently part of a financial restatement due to material non-compliance with financial reporting requirements if the misconduct of such officers contributed to such non-compliance or in the event that an officer materially violates a Welltower policy or takes any action or omission that results in material financial or reputational harm to Welltower.

   Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.

   Guarantee salary increases, bonuses or equity grants. Welltower does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any equity-based awards.

   Provide excise tax gross-up payments. Welltower does not have any employment agreements that include excise tax gross-up payments and does not intend to enter into agreements that provide for such payments in the future.

   Reprice options. Since its initial public offering in 1978, Welltower has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2016 Long-Term Incentive Plan.

   Pledging or hedging. Welltower’s directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

   Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.

22 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL Associates (“FPL”) as its independent compensation consultant to advise the Committee on compensation program design, the components of Welltower’s executive compensation programs and the amounts Welltower should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2019, FPL performed the following specific services:

•	Re-evaluated the peer group;
•	Conducted a comprehensive review of executive compensation;
•	Performed a risk assessment of Welltower’s compensation programs; and
•	Kept the Compensation Committee apprised throughout the year on key legislative developments impacting compensation and emerging best practices.

As part of the process of assessing the effectiveness of Welltower’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contact with management is the Vice President - Head of Human Capital. The independence of FPL was assessed by the Compensation Committee, most recently in early 2020, and no conflicts of interest were found.

INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain officers on a variety of issues related to compensation.

•

Welltower’s Chief Executive Officer considers the performance of each other NEO and makes recommendations to the Compensation Committee regarding each other NEO’s individual performance score associated with the annual cash bonus program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation levels and opportunities for the coming year.

•

Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for Welltower. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.

•	Welltower’s Senior Vice President - Chief Financial Officer & Treasurer assists the Compensation Committee in assessing the financial impact of compensation decisions.
•

Welltower’s Senior Vice President - General Counsel & Corporate Secretary and Vice President - Head of Human Capital assist the Compensation Committee in administering the compensation programs, including Welltower’s 2016 Long-Term Incentive Plan as well as the three-year rolling long-term incentive programs, and ensuring that all relevant documentation and disclosures are completed.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	23

Executive Compensation—CD&A

SHAREHOLDER OUTREACH INITIATIVES

At the 2019 Annual Meeting, approximately 97% of shareholder votes were cast in favor of approval of the compensation paid to the NEOs (commonly referred to as the “Say-on-Pay” proposal). This represents a similar voting result to the 2018 Say-on-Pay proposal (approximately 93% in favor). The Compensation Committee and management were pleased with these results, and continue to engage with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and to ensure best practices. In 2019, members of senior management conducted over 400 meetings with shareholders, investors and analysts to discuss a number of topics, including, but not limited to, financial results, Welltower strategy, objectives and performance, sustainability initiatives, compensation metrics, corporate governance initiatives and industry trends. As part of Welltower’s shareholder outreach, we engaged with several of our top shareholders relating to its business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. During 2019, Welltower adopted proxy access in light of input received from its shareholders and modified our corporate governance policy with respect to director overboarding.

The Compensation Committee considered the opinions provided during shareholder and investor meetings during the past few years and feedback it received from proxy advisory firms in its assessment of the 2019 compensation program. Investors have been pleased with Welltower’s continuing efforts to enhance the connection between pay and performance and the Compensation Committee did not make any specific changes to Welltower’s 2019 executive compensation program as a result of the 2019 Say-on-Pay vote or these outreach efforts.

24 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

COMPENSATION PEER GROUP

As part of its annual review, the Compensation Committee conducts a comprehensive evaluation of the executive compensation programs relative to a relevant peer group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with Welltower’s performance, the Compensation Committee also considers the experience, tenure and past performance of each of the executive officers.

Across the equity-based public REIT industry, Welltower was the 6th largest REIT measured by enterprise value and the 7th largest REIT measured by market capitalization as of December 31, 2019, and Welltower is included in the S&P 500 Index. As illustrated below, the peer group was selected because its members are similar in size to Welltower, share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which Welltower currently competes for executive talent, and also includes its principal business competitors.

Peer	Industry	Market Capitalization (billion)
American Tower Corp.	Specialty	$101.8
Prologis, Inc.	Industrial	$58.0
Simon Property Group, Inc.	Regional Mall	$52.7
Equinix	Specialty	$49.8
Public Storage	Self-Storage	$37.2
Welltower Inc.	Health Care	$33.2
Equity Residential	Multi-Family	$31.2
AvalonBay Communities, Inc.	Multi-Family	$29.2
Boston Properties Inc.	Office	$23.8
Ventas, Inc.	Health Care	$21.7
Healthpeak Properties, Inc.	Health Care	$17.3
Vornado Realty Trust	Diversified	$13.5

Source:	S&P Global, data as of December 31, 2019.

Source:	S&P Global, data as of December 31, 2019.

The Compensation Committee believes that market data plays an important role in the design and implementation of optimal compensation programs. FPL and the Compensation Committee consider multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important reference point when evaluating whether pay levels are appropriate, however, it is a single point of reference and one of several factors utilized when ultimately making pay decisions. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median is typically an initial focus and point of reference.

Findings from the peer group review indicated that Mr. DeRosa’s 2019 total target compensation (sum of base salary, target cash bonus and target equity awards) ranked at approximately the 80% percentile among the CEOs in the peer group. The Compensation Committee has recognized Mr. DeRosa’s effectiveness as a leader through gradual increases in his compensation since he became CEO in 2014, which has increased his ranking among the peer group.

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to make sure Welltower’s compensation programs are competitive and consistent with its compensation philosophy.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	25

Executive Compensation—CD&A

COMPENSATION ELEMENTS AND RESULTS

The Compensation Committee has adopted a compensation program that meets Welltower’s goals of aligning executive and shareholder interests and incentivizing Welltower’s executives. The allocation of the elements of the compensation program-base salary, annual cash incentives and long-term equity incentives—helps Welltower to retain, motivate and reward the NEOs and other executives and, at the same time, emphasizes performance-based compensation. The charts below illustrate the NEOs’ base salary, annual cash incentives (at target) and long-term equity incentives (at target) as a percent of total target compensation for 2019. A total of 72.7% of Welltower’s CEO’s compensation is performance-based and, on average, 67.8% of the total target compensation of Welltower’s other NEOs is performance-based.

The Compensation Committee has continued to evaluate the compensation of Mr. DeRosa during his tenure as CEO. His target compensation started as the lowest among the CEOs in the peer group. Since that time, Mr. DeRosa has proven to be a very effective leader and the Compensation Committee has rewarded him for his accomplishments by gradually increasing his base salary and overall target compensation over time. The goal is to maintain his compensation at a competitive level with his peers with substantially similar roles and responsibilities. This goal is being accomplished while remaining committed to “best practices” with respect to Mr. DeRosa’s employment agreement, which includes:

•	No cash severance payable upon expiration of the employment agreement
•	No guaranteed salary or bonus payments
•	No excise tax gross-ups
•	Double-trigger required for severance and acceleration of equity awards in connection with a change in control

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Base salaries for the NEOs were as follows:

Executive	2018 Annual Salary		2019 Annual Salary		% Increase

Thomas J. DeRosa	$1,100,000		$1,100,000		0%

Shankh Mitra	700,000		700,000		0%

Timothy G. McHugh	390,000	(1)	400,000		3%

Matthew G. McQueen	450,000		463,500		3%

John A. Goodey	600,000		600,000	(2)	0%

Mercedes T. Kerr	484,500		484,500	(3)	0%

26 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

(1)	On June 1, 2018, Mr. McHugh relocated to New York City at request of the Company. In connection with the relocation, Mr. McHugh’s annual base salary was increased from $325,000 to $390,000.

(2)	On September 4, 2019, Mr. Goodey resigned as Welltower’s Executive Vice President - Chief Financial Officer. Mr. Goodey received $436,538 in base salary in 2019.

(3)	On July 1, 2019, Ms. Kerr resigned as Welltower’s Executive Vice President - Business & Relationship Management. Ms. Kerr received $275,791 in base salary in 2019.

Annual Incentives

Annual incentives reward the executives for achieving certain performance objectives tied to Welltower’s annual business plan, as well as achieving individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high) on five different performance metrics or categories.

The rigorous corporate performance measures and weightings set by the Compensation Committee for 2019 under the annual incentive program are described below.

Normalized Funds from Operations (FFO) Per Share
2019 Goal Weighting

Why Welltower chose this measure:  FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. Normalized FFO for 2019 represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishments of debt, provision for loan losses, non-recurring income tax benefits, certain other expenses or income and normalizing items relating to unconsolidated/non-controlling interests. See Appendix A for a discussion and reconciliation of non-GAAP measures. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. If Welltower achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal.

How the Compensation Committee set the 2019 goal:  In Welltower’s 2019 initial public guidance, it projected normalized FFO in a range of $4.10 to $4.25 per diluted share. Target performance was set at $4.18 or the midpoint of the initial guidance range. The range of $0.15 around target results in a threshold of $4.03 and a high of $4.33. The high score was set at $0.08 above the high end of initial public guidance. High performance would only be achieved if Welltower significantly exceeded the high end of such guidance.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	27

Executive Compensation—CD&A

Adjusted Fixed Charge Coverage
2019 Goal Weighting

Why the Company chose this measure:  The Company chose to include Adjusted Fix Charge Coverage in its annual incentive program again to emphasize the strength of its balance sheet and its ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA. EBITDA stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses and additional other income. Fixed charges include total interest, secured debt principal amortization and preferred dividends. See Appendix A for a discussion and reconciliation of non-GAAP measures.

How the Compensation Committee set the 2019 goal:  The Compensation Committee set threshold performance for adjusted fixed charge coverage at 3.08x. Target was set at 3.33x, and high was set at 3.58x. The Compensation Committee set Target was set from the end of the year 2018 spot adjusted fixed charge coverage.

Cash NOI of 2018 Operating Acquisitions
2018 Goal Weighting

Why the Company chose this measure:  The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures. This measure also serves to help bridge part of the gap left by the Same Store NOI measure, which only includes investments that have been in the portfolio for certain year-over-year reporting periods. This measure compares the cash NOI of the Company’s 2018 operating acquisitions against underwritten expectations. Cash NOI represents NOI (as defined in Appendix A) as adjusted for the elimination of certain non-cash items. “Operating acquisitions” is a term used to encompass Seniors Housing Operating investments and Outpatient Medical investments. The Company chose to limit the metric to operating acquisitions because they are the only investments over which it has influence on operating budgets. The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures.

How the Compensation Committee set the 2019 goal:  The Compensation Committee believes the Company should reach or exceed 100% of its expected underwritten Cash NOI projections for the 2018 operating acquisitions in order to achieve target performance. Threshold performance (greater than 90% of expected Cash NOI) represents solid performance for these investments (in light of the Company’s high expectations) and high performance (greater than 110% of expected Cash NOI) represents excellent performance.

28 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

General and Administrative Expense Controls
2019 Goal Weighting

Why Welltower chose this measure:  Welltower believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the program to emphasize the importance of driving value for shareholders in the most efficient ways and at the lowest expense. This is included in the annual incentive program to emphasize the importance of adhering to the budgeted G&A amount for 2019, allowing the Company to grow in an appropriate fashion. 2019 included investments in technology and human capital that will drive effectiveness and growth for Welltower in the future.

How the Compensation Committee set the 2019 goal:  For this measure, the Compensation Committee set target at $132.5 million, which was the midpoint of initial public guidance, showing commitment to driving effectiveness and cost savings through the performance period. Threshold was set at $3.5 million above target and high was set at $3.5 million below target.

Individual Performance
2019 Goal Each of the NEOs is evaluated against a set of individual strategic goals. Weighting

Why Welltower chose this measure:  Welltower tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2019 goals:  The Compensation Committee established individual goals based on Welltower’s key strategic objectives for 2019 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2019 for each executive that the Compensation Committee deemed were important.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	29

Executive Compensation—CD&A

2019 Individual Performance

Mr. DeRosa	Performance Ranking: Above Target

•   Actively championed with investors, health care leaders, partners, prospective partners and other key influencers Welltower’s strategy of providing real estate settings that promote wellness for an aging population and partnering with health systems to lower health care costs and improve outcomes

•   Delivered strong financial results and extraordinary accretive investment growth in a challenging operating environment by completing $4.8 billion in pro rata gross investments, including $0.7 billion in developments and $2.9 billion in pro rata dispositions and delivering an annual total shareholder return of 23.0%

•   Generated expected gross proceeds of approximately $1.5 billion through our ATM and DRIP programs through both cash settle and forward sale agreements in addition to our first green bond offering of $500 million of senior unsecured notes

•   Solidified Welltower as an industry leader in ESG & Sustainability. Welltower received the following recognition in 2019:

•   Named to 2019 Bloomberg Gender-Equality Index

•   Named to the 2019 FORTUNE’s World’s Most Admired Companies list. It is the only health care real estate company named to the list this year

•   Named 2019 ENERGY STAR Partner of the YEAR

•   Issued seventh annual Corporate Social Responsibility Report

•   Named to CR Magazines 100 Best Corporate Citizens of 2019

•   Named to Dow Jones Sustainability World Index for the second time

•   Achieved ISS ESG Prime Status for 2019

•   Honored at the Women’s Forum of New York 2019 Breakfast of Corporate Champions for achieving 40% representation of women on its Board of Directors

•   Signed the Employer Support of the Guard & Reserve Statement of Support

•   Named to Newsweek’s America’s Most Responsible Companies of 2020

•   Positioned Welltower as a thought leader and agent of change for health care delivery and the aging population by:

•   Presenting at annual J.P. Morgan Healthcare Conference, Citi 2019 Global Property CEO Conference, NAREIT 2019 Investor Conference

•   Presenting Welltower as a panelist at the Morgan Stanley Quality Stock Summit

•   Announcing state-of-the-art elder tech collaboration with Royal Philips

•   Publishing “Transforming the Built Environment: Unlocking Value Across the Health Care Continuum” with David Johnson, CEO of 4sight Health

•   Announcing a strategic collaboration with CareMore Health

•   Announcing a strategic partnership with Thomas Jefferson University and Jefferson Health

•   Oversaw the acquisition of a Class A medical office and outpatient facilities portfolio comprised of 55 buildings from CNL Healthcare Properties for $1.25 billion. The properties are strategically located and 92 percent are affiliated with some of the nation’s premier health systems

•   Championed diversity at all levels of the organization including at the Board level where he participated in the recruitment of Kathryn Sullivan. 75% of Welltower’s independent directors are now women or individuals from minority groups

Mr. Mitra	Performance Ranking:	Above Target

•   Led Welltower’s Investment team, which was responsible for delivering strong financial results and extraordinary accretive investment growth in a challenging operating environment by completing $4.8 billion in pro rata gross investments, including $0.7 billion in developments and $2.9 billion in pro rata dispositions and delivering an annual total shareholder return of 23.0%

•   Partnered with CEO to rebalance the portfolio through new investment opportunities that increased outpatient medical and health system relationships. Including, notably, the acquisition of 55 buildings from CNL Healthcare Properties for $1.25 billion. 92 percent of properties are affiliated with premier health systems

•   Led data science and predictive analytics efforts to further optimize the capital allocation and the efficiency of the underwriting process

•   Grew the Investments team through the strategic hires of Ayesha Menon and Edward Cheung as Senior Vice Presidents of Investments

30 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

Mr. McHugh	Performance Ranking:	Above Target

•   Actively championed with investors, health care leaders, partners, prospective partners and other key influencers Welltower’s strategy of providing real estate settings that promote wellness for an aging population and partnering with health systems to lower health care costs and improve outcomes

•   Led Welltower’s Corporate Finance team, which was responsible for generating expected gross proceeds of approximately $1.5 billion through our ATM and DRIP programs through both cash settle and forward sale agreements in addition to our first green bond offering of $500 million of senior unsecured notes

•   Oversaw the optimization of Welltower’s Corporate Finance team, which included a strategic restructuring and the addition of Krishna Soma, Vice President of Corporate Finance

•   Oversaw the development and launch of a new, secure, cloud-based Operator Portal designed to enhance the efficiency and scalability of Welltower’s data collection process

•   Led ESG efforts solidifying Welltower as an industry leader in sustainable and responsible business practices.

•   Transitioned seamlessly into the Senior Vice President - Chief Financial Officer and Treasurer roles

Mr. McQueen	Performance Ranking:	Above Target

•   Led Welltower’s legal, compliance, risk management, and internal audit teams, which provided oversight on legal matters, compliance practices, risk management and administration

•   Provided leadership in support of strategic and complex transactions

•   Created process improvement plans that drove efficiencies both internally and externally to streamline workflows cross-functionally, and between Welltower’s and its vendors to optimize decision-making

•   Provided leadership to advance work in corporate governance, board, procedures and financial reporting

•   Continued to provide guidance on board refreshment

•   Partnered with the Corporate Finance Team in significant capital raising efforts

•   Partnered with ESG team in solidifying Welltower as an industry leader and actively participated in increased Shareholder engagement efforts

Mr. Goodey*

•   Partnered with CEO, Executive Vice President - Chief Investment Officer, and other senior leaders to diversify shareholder base through greater holdings of healthcare and ESG-focused investors

•   Oversaw the creation of an unsecured commercial paper program, increasing Welltower’s flexibility to raise short term capital

Ms. Kerr*

•   Partnered with CEO, Executive Vice President - Chief Investment Officer and other senior leaders to identify, build, manage and reposition relationships with health systems, seniors housing operators and real estate developers to optimize operating performance and grow Welltower’s high-quality health care property portfolio

•   Served on various boards, such as ProMedica, ASHA, NIC and USC Davis School of Gerontology

•   Worked with Outpatient Medical (OM) and Asset Management teams to improve performance in the OM and seniors housing operating portfolios. Helped transition Silverado Senior Living portfolio to Frontier Management

•   Led Welltower’s Relationship Management function and established partnerships with prominent health systems such as Ascension, Novant Health and Atrium Health

*Mr. Goodey and Ms. Kerr resigned from the Company in 2019 and did not participate in the 2019 annual review process.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	31

Executive Compensation—CD&A

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance under the annual incentive program and the actual bonuses for 2019 performance that were approved at the Compensation Committee’s February 6, 2020 meeting. For individual performance results, please refer to pages 30-31.

	2019 Annual Incentive Opportunity (as a % of Base Salary)			2019 Bonus Earned
	Threshold	Target	High	% of Target	Amount
Thomas J. DeRosa	100%	200%	400%	149%	$3,270,667
Shankh Mitra	87.5%	175%	350%	147%	1,802,792
Timothy G. McHugh(1)	75%	150%	300%	155%	932,500
Matthew G. McQueen(2)	50%	100%	200%	142%	655,853
John A. Goodey	75%	150%	300%	111%	604,260
Mercedes T. Kerr	75%	150%	300%	93%	402,438

(1)

In connection with his promotion to Senior Vice President - Chief Financial Officer & Treasurer, the Committee increased Mr. McHugh’s annual incentive opportunity from 35%, 70% and 105% of base salary at threshold, target and high, respectively, to 75%, 150% and 300% of base salary at threshold, target and high, respectively.

(2)

Mr. McQueen’s annual incentive was increased from 37.5%, 75% and 150% of base salary at threshold, target and high, respectively, to 50%, 100% and 200% of base salary at threshold, target and high, respectively, to better align to market competitive levels.

LONG-TERM EQUITY INCENTIVE COMPENSATION

All 2019 equity awards were granted in the form of restricted stock or restricted stock units (“RSUs”) and performance stock units (“PSUs”). Welltower has not awarded stock options since 2012.

2019-2021 LONG-TERM INCENTIVE PROGRAM

The NEOs received long-term equity incentive awards under the 2019-2021 Long-Term Incentive Program (“2019-2021 LTIP”). Awards are subject to the achievement of performance metrics and based on completion of continued service established by the Compensation Committee at the beginning of the performance period.

1.	A total of 75% of the 2019-2021 LTIP award was granted in the form of performance-based PSUs:

•

75% of this performance grant (56.25% of the total grant) subject to Welltower’s relative total shareholder return (“TSR”) ranking for the 3-year forward-looking performance period ending December 31, 2021 (“TSR-Based LTIP”),

•	50% (37.5% of the total award) measured against the NAREIT Health Care Index (the “NAREIT Index”), and
•	25% (18.75% of the total award) measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI REIT Index”).

2.

The Compensation Committee selected a relative TSR performance metric as the basis for Welltower’s performance-based LTIP awards because it allows shareholders to evaluate Welltower’s performance in comparison to its peers, as selected by two independent, widely-used REIT indexes. It also mitigates the impact of broad market trends that are not reflective of Welltower’s actual performance.

3.

The remaining 25% of the 2019-2021 LTIP performance-based PSU award (18.75% of the total award) is subject to Welltower’s performance against the (Net Debt + Preferred)/Adjusted EBITDA metric. This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal.

4.

The remaining 25% of the 2019-2021 LTIP award was granted in the form of time-based RSUs that vest over four years beginning on January 15, 2020. The Compensation Committee believes that the retentive LTIP awards in the form of time-based RSUs that vest over time independent of TSR promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the RSUs is tied to Welltower’s stock price.

32 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

2019-2021 LTIP AWARD OPPORTUNITIES

The Compensation Committee, in consultation with FPL, approved target 2019-2021 LTIP opportunities for the NEOs in February 2019, as set forth in the table below. The award opportunities were approved by the Compensation Committee based on its assessment of compensation data for peers with substantially similar roles and responsibilities provided by FPL, each NEO’s relative duties and responsibilities, and his or her impact on Welltower’s results. The table below reflects the target values of the 2019-2021 LTIP awards approved by the Compensation Committee. The amounts reflected in the 2019 Grants of Plan Based Awards differ from the amounts below with respect to retentive LTIP awards due to rounding to the nearest whole share, and with respect to the TSR-Based LTIP awards, due to calculating the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs NAREIT Index	TSR vs MSCI Index	Net Debt & Preferred/EBITDA Ratio	Retentive LTIP	Total Opportunity
Thomas J. DeRosa	$3,262,500	$1,631,250	$1,631,250	$2,175,000	$8,700,000
Shankh Mitra	1,125,000	562,500	562,500	750,000	3,000,000
Timothy G. McHugh	750,000	375,000	375,000	500,000	2,000,000
Matthew G. McQueen	300,000	150,000	150,000	200,000	800,000
John A. Goodey	646,875	323,438	323,438	431,250	1,725,000
Mercedes T. Kerr	665,625	332,813	332,813	443,750	1,775,000

With respect to the performance-based LTIP awards, reaching the threshold, target or high achievement levels would result in a payout of 50%, 100% or 200%, respectively, of the target award opportunity for CEO and NEOs. Payout amounts between levels are interpolated. No value is paid for metrics with outcomes below the threshold achievement levels.

STATUS OF LTIP AWARD PROGRAMS

The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s TSR-based LTIP awards granted in 2016, 2017, 2018, and 2019.

TSR-BASED LTIP AWARD STATUS THROUGH DECEMBER 31, 2019

(1)

The performance period for these awards remains open and the payout percentage for these awards has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.

The performance periods for the 2016-2018 LTIP, 2017-2018 transition LTIP and 2017-2019 LTIP awards have been completed.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	33

Executive Compensation—CD&A

2017-2019 Long-Term Incentive Program

This three-year forward looking program covers the three-year period ended December 31, 2019. The Compensation Committee established goals in early 2017 for the six measures described below (with the percentage weightings indicated) based on Welltower’s internal projections for the three years ended December 31, 2019. The components of the three-year program were consistent with Welltower’s long-term strategic objectives.

Total Shareholder Return vs. NAREIT Health Care Index

Why Welltower chose this measure: Total shareholder return relative to the companies included in the NAREIT Health Care Index, which includes Welltower’s primary competitors, allows for a meaningful comparison of Welltower’s performance relative to other companies in its industry. Welltower has used this index or similar indices since 2002 to measure Welltower’s performance.

How the Compensation Committee set the goal: Since 2002, Welltower has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Performance between these levels is interpolated.

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index

Why Welltower chose this measure: Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows Welltower to reward executives for performance beyond market driven results. Welltower has used this index or similar indices since 2002 to measure Welltower’s performance.

How the Compensation Committee set the goal: Since 2002, Welltower has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Performance between these levels is interpolated.

Absolute Total Shareholder Return

Why Welltower chose this measure: This metric was created in response to shareholder concerns that if a company outperforms its peers in a negative total return market, executives should not receive maximum payouts. Total shareholder return is a direct measure of the value created for investors. Welltower includes an absolute return measure to reflect the fact that shareholders expect positive returns through all market cycles. This metric allows for some control in compensation if Welltower outperforms its peers in a down market.

How the Compensation Committee set the goal: For this measure, the Compensation Committee, consistent with feedback from shareholders, believes it is appropriate for executives not to be compensated unless Welltower’s compounded annual total shareholder return is 4.0%. In addition, target performance was set at 8.0%, high performance was set at 12.0%. Performance between these levels is interpolated.

34 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

Ratio of Debt Plus Preferred Stock to Adjusted EBITDA

Weighting 20%

Why Welltower chose this measure: This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt to Adjusted EBITDA is the ratio of the following: the sum of Welltower’s secured debt and unsecured debt, less cash and cash equivalents, and the total of Welltower’s preferred stock relative to Adjusted EBITDA. EBITDA stands for earnings, before interest expense, income taxes, depreciation and amortization. See Appendix A for a discussion and reconciliation of non-GAAP measures.

How the Compensation Committee set the goal: For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal. Threshold was set at 6.0x and high was set at 5.0x.

Establishment of Academic Medical Centers and Super-Regional Health Systems

Why Welltower chose this measure:

Welltower set strategic goals in 2017 to fulfill a more integrated approach to growth by establishing relationships with Academic Medical Centers and Super-Regional Health Systems. The shift in strategy was to drive shareholder value through portfolio acquisitions, development and relationship driven transactions.

How the Compensation Committee set the goal:

For this measure, the Compensation Committee set the target as establishing three investment or cobranding relationships with Academic Medical Centers and/or Super-Regional Health Systems that exceed $100 million in acquisitions, $100 million in development or a joint venture exceeding $500 million in assets. Threshold was set at two relationships and high was set at four relationships.

Effectiveness of Management and Progression on Corporate Initiatives

Why Welltower chose this measure:

Welltower set specific goals related to the advancement of data analytics and tools and to enhance key human capital processes and systems including talent management, total rewards and succession planning.

The intent of this goal was to drive long-term behaviors in order to build Welltower’s sustainable competitive advantage through data-driven decision making and to further develop our diverse workforce and board with strategic talent acquisition and management strategies.

How the Compensation Committee set the goal:

This metric is a subjective measure with the Company expected to meet expectations in specific goals related to data analytics and tools and talent management to reach target, below expectation rating is threshold, and exceeding expectations is high.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	35

Executive Compensation—CD&A

2017-2019 Long-Term Incentive Program Payouts

Grants detailed below are not included in the 2018 or 2019 portion of the “Summary Compensation Table” because the grant date fair value was included in the Summary Compensation Table for the proxy statement filed in 2018 reporting 2017 compensation. The table below outlines the long-term incentive earnings opportunities for this program and the payouts that were actually approved, based on Welltower’s performance over the three-year performance period, at the Compensation Committee’s February 6, 2020 meeting.

	2017-2019 Long-Term Incentive Program Opportunities (in shares)
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)		Restricted Shares (#)	DER Accrual Payout ($)
Thomas J. DeRosa	47,038	94,075	188,150	$12,433,535	(3)	146,847	$511,037	(6)
Shankh Mitra	2,108	4,214	6,322	426,906	(3)	5,042	26,318	(6)
Timothy G. McHugh	477	953	1,430	97,455	(3)	1,151	6,016	(6)
Matthew G. McQueen	1,582	3,160	4,742	320,137	(3)	3,781	19,748	(6)
John A. Goodey(1)	2,108	4,214	6,322	404,750	(4)	4,558	43,617	(7)
Mercedes T. Kerr(2)	12,732	25,457	38,189	2,083,389	(5)	25,488	221,733	(8)

(1)

Mr. Goodey received an award under the 2017-2019 program for performance through June 30, 2019 in connection with his separation from Welltower. Value of earned awards is based on a per share closing price of $88.80 on September 20, 2019, the date such award vested.

(2)

Ms. Kerr received an award under the 2017-2019 program for performance through June 30, 2019 in connection with her separation from Welltower. Value of earned awards is based on a per share closing price of $81.74 on July 1, 2019, the date such award vested.

(3)

Value reported is based on a per share closing price of $84.67 on February 6, 2020, the date of committee certification of the earned award. One-third of the shares issued in settlement of the award vested as of the date of committee certification, February 6, 2020, one-third will vest on December 31, 2020, and one-third will vest on December 31, 2021. 1/3 vesting only applies to Mr. DeRosa and Ms. Kerr. Mr. Mitra, Mr. McHugh, Mr. McQueen and Mr. Goodey were participants in the 2017-2019 LTIP Bridge 2 Program which has a 1⁄2 vesting schedule.

(4)

Value reported is based on a per share closing price of $88.80 September 20, 2019, the date Mr. Goodey’s termination of employment. The shares were issued in settlement of the award as of the date of committee certification, August 28, 2019 and paid on September 27, 2019.

(5)

Value reported is based on a per share closing price of $81.74 on July 1, 2019, the date Ms. Kerr’s termination of employment. The shares were issued in settlement of the award as of the date of committee certification, July 24, 2019.

(6)	Represents accrued dividend equivalent right (“DER”) payments for the 2017-2019 Long-Term Incentive Program that were paid on February 14, 2020.

(7)	Represents DER payments for the 2017-2019 Long-Term Incentive Program that were paid on September 27, 2019.

(8)	Represents DER payments for the 2017-2019 Long-Term Incentive Program that were paid on August 9, 2019.

Benefits and Perquisites

The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short and long-term disability coverage, partial reimbursement of health club/gym membership fees, participation in Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”) and the Employee Stock Purchase Program (the “ESPP”). In addition, Mr. DeRosa received certain perquisites in 2019 including the following:

•	Automobile allowance-monthly allowance to cover expenses incurred with the lease of an automobile.
•

Medical insurance premiums-includes medical insurance premiums to provide Mr. DeRosa and his family with coverage consistent with his individual health insurance coverage prior to the time that he became the CEO.

In 2019, Welltower paid medical insurance premiums on behalf of Mr. DeRosa, Mr. Mitra, Mr. McHugh, Mr. McQueen, Mr. Goodey and Ms. Kerr, and Mr. DeRosa received relocation expenses in connection with moving personal items from his former home in Michigan to New York, Mr. Mitra received relocation expenses in connection with his family moving from Michigan to New Jersey, Mr. McHugh received relocation expenses from Michigan to New York, and Mr. Goodey received relocation expenses in connection with his relocation back to the United Kingdom.

The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis. See note 5 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by Welltower in 2019.

36 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation—CD&A

Pledging and Hedging

Welltower’s directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Clawback Policy

If Welltower is required to prepare a financial restatement due to Welltower’s material non-compliance with any financial reporting requirement and the misconduct of an executive officer or certain other covered officer (each, a “Covered Officer”) contributed (either directly or indirectly) to the non-compliance that resulted in the obligation to restate Welltower’s financial statements, then the Compensation Committee may require the Covered Officer to repay to Welltower that part of the incentive compensation received by or awarded to such Covered Officer during the three-year period preceding the date on which Welltower is required to prepare the financial restatement that the Compensation Committee determines was in excess of the amount that such Covered Officer would or will receive had such incentive compensation been calculated based on the financial results reported in the restated financial statement. In addition, if an action or omission by a Covered Officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the Covered Officer to repay to Welltower incentive compensation received by or awarded to such Covered Officer. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its sole discretion.

Ownership Guidelines

Each executive officer is required to own shares of Welltower’s common stock with a fair market value of at least three times his or her annual base salary (six times for the CEO). Each non-employee director is required to own shares of Welltower’s common stock with a fair market value of at least five times his or her annual cash retainer. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment to achieve the required ownership level.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which generally includes all of its current NEOs. Welltower had structured its compensation programs for 2016 and 2017 such that Welltower’s equity-based long-term incentive program awards, were intended to qualify as “performance-based” compensation for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. In addition, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and thus, there can be no assurance that any compensation awarded or paid prior to November 2, 2017 will be fully tax deductible. The Compensation Committee has sought to maintain flexibility in compensating executives, and, as a result, Welltower has not adopted a policy requiring that all compensation be deductible, including compensation intended to qualify as “performance-based” compensation and take advantage of the exemption from Section 162(m)’s deduction limits.

Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the loss of this deduction would not be expected to have material adverse consequences for Welltower. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	37

Executive Compensation—CD&A

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2019 and this Proxy Statement.

Submitted by the Compensation Committee

Kenneth J. Bacon, Chair

Karen B. DeSalvo

Jeffrey H. Donahue

Sharon M. Oster

Johnese M. Spisso

38 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

Summary Compensation Table

The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total Compensation ($)
Thomas J. DeRosa	2019	1,100,000	8,700,048	3,270,667	71,409	13,142,124
Chairman and Chief Executive Officer	2018	1,100,000	8,200,007	3,520,000	64,446	12,884,453
	2017	985,801	7,250,000	2,197,563	84,700	10,518,064
Shankh Mitra	2019	700,000	3,000,065	1,802,792	225,286	5,728,143
Executive Vice President - Chief Investment Officer	2018	700,000	2,276,423	1,944,688	13,750	4,934,861
	2017	425,000	1,436,011	392,891	359,598	2,613,500
Timothy G. McHugh	2019	400,000	2,075,049	932,500	80,721	3,488,270
Senior Vice President - Chief Financial Officer & Treasurer(1)
Matthew G. McQueen	2019	463,500	800,028	655,853	26,038	1,945,419
Senior Vice President - General Counsel & Corporate Secretary	2018	412,083	800,045	479,046	13,750	1,704,924
	2017	370,000	667,160	236,356	13,250	1,286,766
John A. Goodey	2019	436,538	1,725,025	604,260	115,522	2,881,345
Former Executive Vice President - Chief Financial Officer(2)	2018	576,650	1,725,014	1,175,063	134,705	3,611,432
	2017	454,457	2,179,099	433,429	34,518	3,101,503
Mercedes T. Kerr	2019	275,791	1,775,076	402,438	19,738	2,473,043
Former Executive Vice President - Business & Relationship Management(3)	2018	484,500	1,775,037	828,495	46,221	3,134,253
	2017	484,500	2,662,500	652,985	346,180	4,146,165

(1)	No compensation information is provided for the years in which Mr. McHugh was not a Named Executive Officer.

(2)	On September 4, 2019, Mr. Goodey resigned as Welltower’s Executive Vice President - Chief Financial Officer.

(3)	On July 1, 2019, Ms. Kerr resigned as Welltower’s Executive Vice President - Business & Relationship Management.

(4)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

The amounts for 2019 include the following:

For the Named Executive Officers:

•	the performance-based and time-based awards under the 2019-2021 Long-Term Incentive Program (see below and page 32 for additional information regarding this program).

The amounts for 2018 include the following:

For the Named Executive Officers:

•	the performance-based and time-based awards under the 2018-2020 Long-Term Incentive Program (see below and page 33 for additional information regarding this program).

For Mr. Mitra and Mr. McQueen:

•

the value of restricted stock unit awards ($750,018 for Mr. Mitra and $200,038 for Mr. McQueen) granted in early 2018 for 2017 performance. For more information regarding these awards, see page 50 of Welltower’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2018.

The amounts for 2017 include the following:

For the Named Executive Officers:

•	the awards under the 2017-2019 Long-Term Incentive Program (see below and pages 34-36 for additional information regarding this program).

For Mr. Mitra, Mr. McQueen, Mr. Goodey and Ms. Kerr:

•	the awards under the 2017-2018 transition plan (see below and page 33 for additional information regarding this program).

For Mr. Mitra, Mr. McQueen, and Mr. Goodey:

•	the value of restricted stock awards ($579,094 for Mr. Goodey, $836,011 for Mr. Mitra and $217,160 for Mr. McQueen) granted in early 2017 for 2016 performance.

For Mr. Goodey:

•	the value of restricted stock awards ($1,000,005) granted on October 3, 2017 in connection with his promotion to Executive Vice President - Chief Financial Officer.

For the 2017-2019 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $7,250,000 for Mr. DeRosa, $300,000 for Mr. Mitra, $225,000 for Mr. McQueen, $300,000 for Mr. Goodey and $1,775,000 for Ms. Kerr. The maximum value of the

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	39

Executive Compensation

awards under the 2017-2019 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,500,000 for Mr. DeRosa, $450,000 for Mr. Mitra, $337,500 for Mr. McQueen, $450,000 for Mr. Goodey and $2,662,500 for Ms. Kerr.

For the 2018-2020 program, the values for the performance-based awards are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $6,150,000 for Mr. DeRosa, $1,125,000 for Mr. Mitra, $450,000 for Mr. McQueen, $1,293,750 for Mr. Goodey and $1,331,250 for Ms. Kerr. The maximum value of the performance-based awards under the 2018-2020 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $11,683,130 for Mr. DeRosa, $1,985,589 for Mr. Mitra, $742,202 for Mr. McQueen, $2,133,479 for Mr. Goodey and $2,195,325 for Ms. Kerr. The values of the time-based awards are based upon the share prices on the respective dates of grant and are $2,050,007 for Mr. DeRosa, $401,405 for Mr. Mitra, $150,007 for Mr. McQueen, $431,264 for Mr. Goodey and $443,787 for Ms. Kerr.

For the 2019-2021 program, the values for the performance-based awards are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $6,525,000 for Mr. DeRosa, $2,250,000 for Mr. Mitra, $1,500,000 for Mr. McHugh, $600,000 for Mr. McQueen, $1,293,750 for Mr. Goodey and $1,331,250 for Ms. Kerr. The maximum value of the performance-based awards under the 2019-2021 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $11,851,515 for Mr. DeRosa, $4,086,697 for Mr. Mitra, $3,133,342 for Mr. McHugh, 1,090,003 for Mr. McQueen, $2,350,130 for Mr. Goodey and $2,418,304 for Ms. Kerr. The values of the time-based awards are based upon the share prices on the respective dates of grant and are $2,175,048 for Mr. DeRosa, $750,065 for Mr. Mitra, $500,069 for Mr. McHugh, $200,028 for Mr. McQueen, $431,275 for Mr. Goodey and $443,826 for Ms. Kerr.

For grants of restricted stock units to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant).

(5)	“All Other Compensation” includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Severance/ Retirement Payments		Relocation Expenses ($)		Travel Expenses ($)(f)	Automobile Allowance ($)(g)	Medical Insurance Premiums ($)(g)	Total ($)
Thomas J. DeRosa	14,000	-		19,920	(b)	-	12,283	25,206	71,409
Shankh Mitra	14,000	-		194,806	(c)	3,476	-	13,004	225,286
Timothy G. McHugh	14,000	-		55,103	(d)	-	-	11,618	80,721
Matthew G. McQueen	14,000	-		-		-	-	12,038	26,038
John A. Goodey	14,000	5,004	(a)	87,849	(e)	-	-	8,669	115,522
Mercedes T. Kerr	14,000	-		-		-	-	5,738	19,738

(a)	Represents legal expenses associated with Mr. Goodey’s severance in the amount of $3,675 and an associated tax gross up of $1,429.

(b)	Represents relocation expenses for Mr. DeRosa in the amount of $9,319 and an associated tax gross up of $10,601.

(c)	Represents relocation expenses for Mr. Mitra in the amount of $101,271 and an associated tax gross up of $93,535.

(d)	Represents relocation expenses for Mr. McHugh in the amount of $34,042 and an associated tax gross up of $21,061.

(e)	Represents relocation expenses for Mr. Goodey in the amount of $44,829 and an associated tax gross up of $43,020.

(f)	This amount represents the aggregate incremental cost to Welltower for Mr. Mitra’s personal use of the corporate aircraft.

(g)

See “Compensation Discussion and Analysis – Benefits and Perquisites” for additional information regarding (i) the automobile allowance paid by Welltower on behalf of Mr. DeRosa; and (ii) the medical insurance premiums paid by Welltower on behalf of Mr. DeRosa, Mr. Mitra, Mr. McHugh, Mr. McQueen, Mr. Goodey and Ms. Kerr.

40 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

2019 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Thomas J. DeRosa	—		1,100,000	2,200,000	4,400,000
	2/14/2019	(2)				38,246	76,491	152,982		6,525,000
	2/14/2019	(3)							28,076	2,175,048
Shankh Mitra	—		612,500	1,225,000	2,450,000
	2/14/2019	(2)				13,189	26,376	52,752		2,250,000
	2/14/2019	(3)							9,682	750,065
Timothy G. McHugh			300,000	600,000	1,200,000
	9/4/2019	(2)				6,815	13,628	27,256		1,162,500
	2/14/2019	(2)				1,980	3,958	7,916		337,500
	9/4/2019	(4)							5,002	462,485
	2/14/2019	(3)							1,453	112,564
Matthew G. McQueen	—		231,750	463,500	927,000
	2/14/2019	(2)				3,519	7,035	14,070		600,000
	2/14/2019	(3)							2,582	200,028
John A. Goodey	—		450,000	900,000	1,800,000
	2/14/2019	(2)				7,584	15,168	30,336		1,293,750
	2/14/2019	(3)							5,567	431,275
Mercedes T. Kerr	—		363,375	726,750	1,453,500
	2/14/2019	(2)				7,805	15,608	31,216		1,331,250
	2/14/2019	(3)							5,729	443,826

(1)

Represents annual incentive program earnings opportunity for 2019. The actual amount earned by each of the NEOs under the annual incentive program in 2019 was paid in 2020 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Represents long-term incentive earnings opportunity for performance under the 2019-2021 Long-Term Incentive Program. The performance measures under this program will be evaluated in early 2022 after the close of the performance period on December 31, 2021. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). Pursuant to the terms of her resignation agreement and the 2019-2021 Long-Term Incentive Program, Ms. Kerr received 4,393 shares of Welltower common stock in settlement of this award on July 1, 2019, based on Welltower performance through June 30, 2019, and, pursuant to the terms of his settlement agreement and the 2019-2021 Long-Term Incentive Program, Mr. Goodey received 6,162 shares of Welltower common stock in settlement of this award on September 4, 2019, based on Welltower performance through June 30, 2019. See pages 32-33 for additional information regarding the 2019-2021 Long-Term Incentive Program.

(3)

Represents time-based restricted stock units granted under the 2019-2021 Long-Term Incentive Program on February 14, 2019. The units vest in four equal installments on January 15, 2020, 2021, 2022 and 2023. The grant date fair value is based on a per share grant price of $77.47, the closing price of Welltower’s common stock on February 14, 2019, the date of the grant. Pursuant to the terms of her resignation agreement and the 2019-2021 Long-Term Incentive Program, this award with respect to Ms. Kerr was terminated and forfeited on July 1, 2019, and, pursuant to the terms of his settlement agreement and the 2019-2021 Long-Term Incentive Program, this award with respect to Mr. Goodey was terminated and forfeited on September 20, 2019. See pages 32-33 for additional information regarding the 2019-2021 Long-Term Incentive Program.

(4)

Represents time-based restricted stock units granted to Mr. McHugh upon his promotion to Senior Vice President - Chief Financial Officer & Treasurer under the 2019-2021 Long-Term Incentive Plan on September 4, 2019. The units vest in four equal installments on January 15, 2020, 2021, 2022 and 2023. The grant date fair value is based on a per share grant price of $92.46, the closing price of Welltower’s common stock on September 4, 2019, the date of the grant.

(5)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 4 to the Summary Compensation Table.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	41

Executive Compensation

2019 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2019.

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. DeRosa	2/14/19	28,076	2,296,055	(1)
	2/15/18	27,869	2,279,127	(2)
	5/6/16	36,120	2,953,894	(3)
	4/13/17	97,896	8,005,935	(4)
	2/15/18				211,766	17,318,223	(9)
	2/14/19				152,982	12,510,867	(10)
Shankh Mitra	2/14/19	9,682	791,794	(1)
	8/9/18	2,379	194,555	(2)
	2/15/18	2,720	222,442	(2)
	2/8/18	9,146	747,960	(5)
	2/9/17	6,392	522,738	(5)
	2/12/16	1,149	93,965	(6)
	8/1/17	2,521	206,167	(7)
	2/15/18				17,936	1,466,765	(9)
	8/9/18				15,695	1,283,537	(9)
	2/14/19				52,752	4,314,059	(10)
Timothy G. McHugh	9/4/19	5,002	409,064	(1)
	2/14/19	1,453	118,826	(1)
	2/15/18	1,530	125,123	(2)
	2/8/18	2,058	168,303	(5)
	2/9/17	2,158	176,481	(5)
	2/12/16	1,149	93,965	(6)
	1/4/16	365	29,850	(8)
	11/1/17	574	46,942	(7)
	2/15/18				3,365	275,149	(9)
	2/14/19				7,916	647,370	(10)
	9/4/19				27,256	2,228,996	(10)
Matthew G. McQueen	2/14/19	2,582	211,156	(1)
	2/15/18	2,040	166,831	(2)
	2/8/18	2,745	224,486	(5)
	2/9/17	1,660	135,755	(5)
	2/12/16	733	59,945	(6)
	8/1/17	1,889	154,482	(7)
	2/15/18				13,452	1,100,105	(9)
	2/14/19				14,070	1,150,645	(10)
John A. Goodey(11)
Mercedes T. Kerr(12)

(1)

Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. On each of January 15, 2020, 2021, 2022 and 2023, one-fourth of the time-based restricted stock units granted under the 2019-2021 Long-Term Incentive Program will vest.

(2)

Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. On each of January 15, 2020, 2021 and 2022, one-third of the remaining unvested time-based restricted stock units granted under the 2018-2020 Long-Term Incentive Program will vest.

(3)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vest on December 31, 2020.

(4)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vest in two equal installments on December 31, 2020 and 2021.

(5)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vest in two equal installments on January 15, 2020 and 2021.

(6)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vest on January 15, 2020.

(7)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vest on December 31, 2020.

(8)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. These shares of restricted stock vested on January 4, 2020.

(9)

Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. The number and market or payout value of the performance-based awards under the 2018-2020 Long-Term Incentive Program is based on high performance because corporate performance in the second year of the three-year performance period was between target and high performance. See page 33 for additional information regarding the 2018-2020 program.

(10)

Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019. The number and market or payout value of the performance-based awards under the 2019-2021 Long-Term Incentive Program is based on high performance because corporate performance in the first year of the three-year performance period was between target and high performance. See pages 32-33 for additional information regarding the 2019-2021 program.

(11)	On September 4, 2019, Mr. Goodey resigned as Welltower’s Executive Vice President - Chief Financial Officer.

(12)	On July 1, 2019, Ms. Kerr resigned as Welltower’s Executive Vice President - Business & Relationship Management.

42 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

2019 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2019 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Thomas J. DeRosa	—	—	77,091	5,716,398
Shankh Mitra	—	—	17,150	1,239,865
Timothy G. McHugh			4,485	326,404
Matthew G. McQueen	—	—	5,717	424,560
John A. Goodey	—	—	46,405	3,936,196
Mercedes T. Kerr	—	—	115,174	9,252,366

2019 Nonqualified Deferred Compensation Table

In connection with Mr. DeRosa’s appointment as Chief Executive Officer in 2014, he was granted 15,618 performance-based restricted stock units pursuant to a performance-based restricted stock unit grant agreement. In 2015, the Compensation Committee determined that Mr. DeRosa had met the performance vesting criteria for these performance-based restricted stock units because he and Welltower satisfied certain performance conditions during the one-year performance period ending April 12, 2015. One-third of the performance-based restricted stock units vested on May 6, 2015; one-third vested on April 13, 2016; and one-third vested on April 13, 2017. Under the terms of the grant agreement, settlement of the award was automatically deferred until the earliest of Mr. DeRosa’s “separation from service” (as defined under Section 409A of the Code), his death or a change in control of Welltower. The performance-based restricted stock units will be paid in shares of common stock on a one-for-one basis. The table below sets forth the aggregate value, as of December 31, 2019, of the performance-based restricted stock units that were vested and deferred as of December 31, 2019.

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Thomas J. DeRosa	—	(1)	—	$243,234	(2)	—	$1,254,996(3)

(1)

All contributions were vested as of April 13, 2017. There were no contributions in the fiscal year ended December 31, 2019. Settlement of these units is mandatorily deferred pursuant to the terms of the award.

(2)

Consists of: (a) $18,117 of accrued dividends on 5,206 units that vested on May 6, 2015; (b) $17,654 of accrued dividends on 5,073 units that vested on April 13, 2016 (5,206 units less 133 units withheld upon vesting to satisfy tax obligation); (c) $17,633 of accrued dividends on 5,067 units that vested on April 13, 2017 (5,206 units less 139 units withheld upon vesting to satisfy tax withholding obligations) from the vesting date to December 31, 2017; and (d) a $189,830 increase in the value of the units (calculated by subtracting the value of the units at December 31, 2018 ($69.41 per share) from the value of the units at December 31, 2019 ($81.78)).

(3)	Based on a share price of $81.78, the closing price of Welltower’s common stock on December 31, 2019.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	43

Executive Compensation

Employment Agreements

Welltower has an employment agreement with Mr. DeRosa. Welltower does not have employment agreements with Mr. McHugh, Mr. Mitra or Mr. McQueen. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the Chief Executive Officer.

For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on pages 45-47.

THOMAS J. DEROSA’S EMPLOYMENT AGREEMENT

In anticipation of the expiration of his original employment agreement and in recognition of his exemplary performance, on January 3, 2017, Welltower entered into a new employment agreement with Mr. DeRosa, which became effective on April 13, 2017, after the expiration of his prior employment agreement.

Pursuant to his amended and restated employment agreement, Mr. DeRosa will continue to serve as the Chief Executive Officer of Welltower until April 13, 2020. His initial annual base salary was set at $1,000,000, which is reviewed and adjusted each year by the Compensation Committee, together with an initial target bonus opportunity under Welltower’s annual cash bonus program equal to 175% of his annual base salary and long-term stock awards under terms and conditions determined by the Compensation Committee. The agreement also provides for Welltower to reimburse Mr. DeRosa for the reasonable costs of an annual medical exam, medical health benefits and provide him with an automobile allowance.

JOHN A. GOODEY’S SETTLEMENT AGREEMENT

On September 4, 2019, Mr. Goodey resigned as Executive Vice President - Chief Financial Officer. In connection with his resignation, the Company and Mr. Goodey entered into a settlement agreement pursuant to which the Company agreed to maintain Mr. Goodey’s employment as a non-executive employee until September 20, 2019, at which time his employment with the Company would fully end. As part of that agreement, the Company agreed to provide Mr. Goodey with a prorated portion of his 2019 performance bonus, which after determining the Company’s performance for 2019, was $604,260.

In connection with Mr. Goodey’s resignation, 3,600 of 10,801 unvested restricted stock units granted to Mr. Goodey in connection with his promotion to Chief Financial Officer in October 2017 fully vested on October 3, 2019 as if Mr. Goodey had remained employed on such date (valued at $328,788 based on the closing price of $91.33 per share on October 3, 2019). The remaining 7,201 restricted stock units were forfeited. Mr. Goodey also received 2,876 shares as a prorated payment under the 2017-2019 Long-Term Incentive Program - Bridge.

MERCEDES T. KERR’S RESIGNATION AGREEMENT

On July 1, 2019, Ms. Kerr resigned as Executive Vice President - Business & Relationship Management. In connection with her resignation, the Company and Ms. Kerr entered into a resignation agreement pursuant to which the Company agreed to provide Ms. Kerr with a prorated portion of her 2019 performance bonus, which after determining the Company’s performance for 2019, was $402,438.

In connection with Ms. Kerr’s resignation, 9,659 shares of restricted stock or restricted stock units held by Ms. Kerr became fully vested as of July 1, 2019 (valued at $789,527 based on the closing price of $81.74 per share on such date). Ms. Kerr also received 32,679 shares relating to remaining unpaid amounts under performance share awards for which the performance period had previously ended, but Ms. Kerr had not yet received all of the shares with respect to which the performance goals were achieved. These shares were valued at $2,671,181 based on the closing price of $81.74 per share on July 1, 2019. Finally, Ms. Kerr received 25,488 shares as a prorated payment under the 2017-2019 Long-Term Incentive Program, 15,370 shares as a prorated payment under the 2018-2020 Long-Term Incentive Program, and 4,393 shares as a prorated payment under the 2019-2021 Long-Term Incentive Plan, in each case based on performance through June 30, 2019.

The resignation agreement also includes a customary release by Ms. Kerr of claims against the Company and its affiliates. Ms. Kerr is also obligated to comply with various restrictive covenants, including non-competition, non-solicitation, non-disparagement and non-disclosure restrictive covenants.

44 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

Potential Payments Upon Termination or Change in Corporate Control

THOMAS J. DEROSA

Severance Payments and Benefits. Under his employment agreement with Welltower, if Mr. DeRosa terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without “cause” (as defined in his employment agreement), he would receive a series of semi-monthly severance payments for 24 months. Each semi-monthly severance payment would be an amount equal to one-twenty-fourth of the sum of his annual base salary and target annual cash bonus opportunity at the time of termination.

If Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” during the 24 months following a “change in corporate control” (as defined in his employment agreement) and during the term of his employment agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. Each monthly severance payment would be an amount equal to one-twelfth (1/12) of the sum of his annual base salary and the average of annual bonuses paid to Mr. DeRosa for the last three fiscal years ending prior to the change in corporate control.

If Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” (whether or not following a change in corporate control), he also would be entitled to continued coverage under any group health plan maintained by Welltower in which he participated at the time of his termination for the period during which he elected to receive continuation coverage under Section 4980B of the Code at an after-tax cost to him comparable to the cost he would have incurred for the same coverage had he remained employed during such period. Mr. DeRosa also would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under Welltower’s deferred compensation, incentive or other benefit plans, and any prorated portion of the annual bonus that he would have earned for the year in which the termination occurs (if he had remained employed for the entire year). If determined that payments by Welltower to Mr. DeRosa in connection with a change in corporate control would constitute “parachute payments” within the meaning of Section 280G of the Code, the amount of such payments would be the greater, on an after-tax basis, of either the full payments or a lesser amount which would result in no portion of such payments being subject to the excise tax imposed under Section 4999 of the Code.

In the event of Mr. DeRosa’s death or disability, he would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under Welltower’s deferred compensation, incentive or other benefit plans, and any prorated portion of the annual bonus that he would have earned for the year in which the termination occurs (if he had remained employed for the entire year).

Vesting of Incentive Awards. Mr. DeRosa’s restricted stock and restricted stock unit awards with time-based vesting granted under Welltower’s incentive plans, would become fully vested in the event that Mr. DeRosa terminates his employment for “good reason,” is terminated without “cause” (whether or not following a change in corporate control), upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by Welltower or upon his death, disability or retirement.

The performance awards granted to Mr. DeRosa under the 2017-2019 Long-Term Incentive Program (the “2017-2019 LTIP”), the 2018-2020 Long-Term Incentive Program (the “2018-2020 LTIP”) and the 2019-2021 LTIP (the “2019-2021 LTIP”) will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. DeRosa terminates his employment for “good reason,” is terminated without “cause,” upon Welltower’s non-renewal of his employment agreement or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of days or months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. DeRosa under these programs would become vested.

Settlement of the deferred performance-based restricted stock units will occur upon the earliest of Mr. DeRosa’s “separation from service” (as defined by Section 409A of the Code), a change in control of Welltower or his death.

Restrictive Covenants. Mr. DeRosa’s employment agreement includes confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants.

Mr. DeRosa’s rights to receive payments or benefits under the 2017-2019 LTIP, the 2018-2020 LTIP and the 2019-2021 LTIP are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. DeRosa is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	45

Executive Compensation

SHANKH MITRA

Vesting of Incentive Awards. Mr. Mitra’s restricted stock and restricted stock units awards with time-based vesting granted under Welltower’s incentive plans, would become fully vested in the event Mr. Mitra is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. Mitra under the 2017-2019 LTIP, the 2017-2018 transition plan, the 2018-2020 LTIP and 2019-2021 LTIP will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. Mitra would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. Mitra terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Mitra would receive a pro rata portion of the performance awards based on the number of days or months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. Mitra under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. Mitra will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. Mitra is terminated without cause within 12 months following the change in corporate control. In the event that Mr. Mitra terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. Mitra will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. Mitra’s rights to receive payments or benefits under the 2017-2019 LTIP, the 2017-2018 transition plan, 2018-2020 LTIP and the 2019-2021 LTIP are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. Mitra is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

TIMOTHY G. MCHUGH

Vesting of Incentive Awards. Mr. McHugh’s restricted stock and restricted stock unit awards with time-based vesting granted under Welltower’s incentive plans, would become fully vested in the event Mr. McHugh is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. McHugh under the 2017-2019 LTIP, the 2017-2018 transition plan, the 2018-2020 LTIP and 2019-2021 LTIP will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. McHugh would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. McHugh terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. McHugh would receive a pro rata portion of the performance awards based on the number of days or months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. McHugh under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. McHugh will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. McHugh is terminated without cause within 12 months following the change in corporate control. In the event that Mr. McHugh terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control), or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. McHugh will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. McHugh’s rights to receive payments or benefits under the 2017-2019 LTIP, the 2017-2018 transition plan, the 2018-2020 LTIP and 2019-2021 are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. McHugh is also subject to confidentiality, non-competition, non-solicitation and non-competition restrictive covenants under these programs.

46 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

MATTHEW G. MCQUEEN

Vesting of Incentive Awards. Mr. McQueen’s restricted stock and restricted stock unit awards with time-based vesting granted under Welltower’s incentive plans, would become fully vested in the event Mr. McQueen is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. McQueen under the 2017-2019 LTIP, the 2017-2018 transition plan, the 2018-2020 LTIP, 2019-2021 LTIP will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. McQueen would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. McQueen terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. McQueen would receive a pro rata portion of the performance awards based on the number of days or months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. McQueen under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. McQueen will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. McQueen is terminated without cause within 12 months following the change in corporate control. In the event that Mr. McQueen terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. McQueen will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. McQueen’s rights to receive payments or benefits under the 2017-2019 LTIP, the 2017-2018 transition plan, the 2018-2020 LTIP and 2019-2021 LTIP are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. McQueen is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	47

Executive Compensation

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of their termination. The amounts assume that such termination was effective as of December 31, 2019. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower.

Name/Type of Termination(1)	Cash Severance ($)(2)	Continued Benefits ($)(3)	Accelerated Vesting of Unvested Equity Compensation ($)(4)	Total ($)
Thomas J. DeRosa
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	3,270,667	—	25,935,874	29,206,541
Involuntary Termination without Cause or Resignation for Good Reason	9,870,667	37,497	31,036,656	40,944,817
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	14,199,347	37,497	30,511,056	44,747,897
Non-Renewal of the Employment Agreement by Welltower	—	—	25,935,874	25,935,874
Shankh Mitra
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	4,703,495	4,703,495
Involuntary Termination without Cause or Resignation for Good Reason	2,080,124	13,004	4,703,495	6,796,623
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	4,160,247	19,506	5,731,060	9,910,813
Timothy G. McHugh
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	1,637,400	1,637,400
Involuntary Termination without Cause or Resignation for Good Reason	952,160	11,618	1,637,400	2,601,178
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,904,321	17,427	2,169,623	4,091,371
Matthew G. McQueen
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	1,650,648	1,650,648
Involuntary Termination without Cause or Resignation for Good Reason	920,585	12,038	1,650,648	2,583,271
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,841,170	18,057	1,980,303	3,839,530

(1)

Mr. DeRosa’s employment agreement does not expire until April 13, 2020. For purposes of this table, Welltower assumed that Mr. DeRosa’s employment was terminated as of December 31, 2019. Welltower does not have employment agreements with Mr. McHugh, Mr. Mitra and Mr. McQueen. Ms. Kerr did not have an employment agreement with Welltower at the time of her resignation. Mr. Goodey’s letter agreement with Welltower in effect at the time of the end of his employment with Welltower did not include any severance benefit and provided that his employment could be terminated at any time by him or Welltower.

(2)	Cash Severance

Under the employment agreement for Mr. DeRosa, he would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 semi-monthly severance payments. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. This amount also includes the value of his actual 2019 annual bonus as Mr. DeRosa would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and (b) the target amount of his 2019 annual bonus as Mr. DeRosa he would be entitled to a pro rata amount of his target bonus for the year of termination in the case of a qualifying change of control termination.

Welltower does not have an employment agreement with Mr. McHugh, Mr. Mitra or Mr. McQueen. For Mr. McHugh, Mr. Mitra and Mr. McQueen, the amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to 24 monthly severance payments or (b) a series of 12 semi-monthly severance payments, on a termination without cause or for good reason. For each of Mr. McHugh, Mr. Mitra and Mr. McQueen, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the average of annual bonuses paid for the last three years.

The amounts for Mr. DeRosa reflected in the table above represent the discounted present value of the monthly payments assuming a 1.55% annual discount rate (the 90-day treasury rate as of December 31, 2019, the assumed date of termination) (except for Mr. DeRosa cash severance upon an Involuntary Termination without Cause or Resignation for Good Reason). The amounts payable upon an involuntary termination or resignation for good reason following a change in control have also been reduced for Mr. DeRosa, as he would have been subject to a cutback under either (a) the “best after-tax” provisions of his employment agreement as in effect on December 31, 2019.

(3)	Continued Benefits

Under the employment agreement for Mr. DeRosa, he would be entitled to continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control)

48 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Executive Compensation

for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. DeRosa would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs. For purposes of the calculations, we have assumed that Mr. DeRosa will elect to receive continuation coverage for 18 months.

Welltower does not have an employment agreement with Mr. McHugh, Mr. Mitra or Mr. McQueen. For each of Mr. McHugh, Mr. Mitra and Mr. McQueen, the amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.

(4)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreement for Mr. DeRosa, upon his involuntary termination without cause or voluntary termination for good reason, all unvested time-based restricted stock would become fully vested. The numbers in this column represent the full value of unvested restricted stock and restricted stock unit awards as of December 31, 2019 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios. Mr. McHugh, Mr. Mitra and Mr. McQueen’s restricted stock and restricted stock unit awards with time-based vesting granted under Welltower’s incentive plans would become vested in the event they were terminated without cause within 12 months following a change in corporate control.

For performance awards granted under the 2017-2019 LTIP, in the event that Mr. DeRosa terminates his employment for good reason, is terminated without cause, upon the non-renewal of his or her employment agreement by Welltower or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he was an employee of Welltower during the performance period. As of December 31, 2019, the performance period had been completed, so if such a termination occurred on December 31, 2019 and the Compensation Committee determined that an award was earned, Mr. DeRosa would receive all of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The same principles apply to the treatment of performance awards granted under the LTIPs for Mr. McHugh, Mr. Mitra and Mr. McQueen. The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2018-2020 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, upon the non-renewal of his employment agreement by Welltower (only with respect to Mr. DeRosa) or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of days that he or she was an employee of Welltower during the performance period. As of December 31, 2019, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2019 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2019-2021 LTIP, in the event the executive terminates his employment for good reason, is terminated without cause, upon the non-renewal of his employment agreement by Welltower (only with respect to Mr. DeRosa) or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of days that he or she was an employee of Welltower during the performance period. As of December 31, 2019, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2019 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For time-based awards granted under the annual LTIPs, in the event the executive terminates his employment for good reason, is terminated without cause, upon the non-renewal of his employment agreement by Welltower (only with respect to Mr. DeRosa) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited and be null and void. Note that under Mr. DeRosa’s employment agreement, all time-based awards fully vest in the event of his resignation for good reason or termination without cause. In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under the LTIPs would lapse and such award would fully vest if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. In addition, under his employment agreement, Mr. DeRosa is entitled to full vesting of his time-based awards granted under the LTIPs if his employment is terminated without cause or he resigns for good reason within 24 months following the change in corporate control. The assumed share price upon each termination scenario is $81.78, which was the closing price as of December 31, 2019.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	49

Executive Compensation

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•

Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return relative to two indices in the long-term incentive programs. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•

Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•

Long-term incentive grants. Restricted shares and restricted stock units, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•

Clawback policy. As discussed in “Executive Compensation – Compensation Discussion and Analysis – Clawback Policy,” the Covered Officers are subject to a clawback policy, which allows Welltower to recover incentive compensation received by or awarded to Covered Officer in the event that (1) Welltower is required to prepare a financial restatement due to Welltower’s material non-compliance with any financial reporting requirement and the misconduct of such Covered Officer contributed (either directly or indirectly) to the non-compliance that resulted in the obligation to restate Welltower’s financial statements or (2) an action or omission by such Covered Officer (a) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (b) results in material financial or reputational harm to Welltower.

•

Stock ownership requirements. As discussed in “Executive Compensation – Compensation Discussion and Analysis – Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans.

50 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

Security Ownership of Directors and Management and Certain Beneficial Owners

Beneficial Ownership of More than 5%

Based upon filings made with the SEC in January and February 2020 (with respect to holdings as of December 31, 2019), the only shareholders known to Welltower to be the beneficial owners of more than 5% of Welltower’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned	Percent of Outstanding Common Stock(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	52,864,862(1)	13%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	42,227,377(2)	10%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	27,154,319(3)	7%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	23,664,635(4)	6%

(1)

In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 1,024,937 shares, shared voting power over 533,096 shares, sole dispositive power over 51,771,998 shares and shared dispositive power over 1,092,864 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 38,101,225 shares and sole dispositive power over 42,227,377 shares.

(3)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 22,748,399 shares and shared dispositive power over 27,103,341 shares.

(4)

Includes 23,136,670 shares beneficially owned by Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., and 527,965 shares beneficially owned by Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc. Cohen & Steers, Inc. has sole voting power over 15,155,166 shares and sole dispositive power over 23,664,625 shares; Cohen & Steers Capital Management, Inc. has sole voting power over 15,077,520 shares and sole dispositive power over 23,136,670 shares; Cohen & Steers UK Limited has sole voting power over 77,646 shares and sole dispositive power over 527,965 shares. The principal address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)	The percentages set forth in the table reflect percentage ownership as of March 3, 2020. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2019.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	51

Security Ownership of Directors and Management and Certain Beneficial Owners

Beneficial Ownership of Directors and Executive Officers

The table below sets forth, as of March 3, 2020, unless otherwise specified, certain information with respect to the beneficial ownership of Welltower’s shares of common stock by each director of Welltower, each Named Executive Officer, and the directors and executive officers of Welltower as a group. Unless noted below, each person has sole voting and investment power regarding Welltower’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

Name of Beneficial Owner	Shares Held of Record	Total Shares Beneficially Owned(1)
Kenneth J. Bacon	9,867	9,867
Karen B. DeSalvo	2,271	2,271
Thomas J. DeRosa	343,558	343,558
Jeffrey H. Donahue	43,858	43,958
John A. Goodey	-	-	(2)
Mercedes T. Kerr	-	-	(3)
Timothy G. McHugh	21,197	21,223	(4)
Matthew G. McQueen	20,601	20,601
Shankh Mitra	66,612	66,674	(5)
Sharon M. Oster	39,208	56,208	(6)
Sergio D. Rivera	12,825	12,825
Johnese M. Spisso	2,271	2,271
Kathryn M. Sullivan	2,088	2,088
R. Scott Trumbull	-	73,171	(7)
All directors and executive officers as a group (12 persons)	564,356	654,715	(8)

(1)

Does not include unvested restricted stock units or deferred stock units granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of March 3, 2020. Total shares beneficially owned by each of Messrs. Bacon, Donahue, Rivera, Trumbull and Ms. DeSalvo, M.s Oster, Ms. Sullivan and Ms. Spisso.

(2)

On September 4, 2019, Mr. Goodey resigned as Welltower’s Executive Vice President - Chief Financial Officer. Mr. Goodey’s shares held of record are reported as of September 20, 2019, his last day as a Welltower employee.

(3)

On July 1, 2019, Ms. Kerr resigned as Welltower’s Executive Vice President - Business & Relationship Management. Ms. Kerr’s shares held of record are reported as of July 1, 2019, her last day as a Welltower employee.

(4)	Mr. McHugh’s total shares beneficially owned include 26 shares owned by his child.

(5)	Mr. Mitra’s total shares beneficially owned include 62 shares owned by his children.

(6)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(7)

Mr. Trumbull’s total shares beneficially owned include 66,084 shares held in trust for the benefit of his immediate family, as to which his spouse is the trustee. Mr. Trumbull disclaims beneficial ownership of these 66,084 shares.

(8)	Total beneficial ownership represents 5% of the outstanding shares of common stock of Welltower as of March 3, 2020.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of Welltower’s last completed fiscal year is or is expected to exceed $100,000, (2) Welltower or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest.

The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve or ratify those transactions. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve or ratify transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate

52 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

Governance Committee, as applicable, considers, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•

Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

Any charitable contribution, grant or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•

Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro-rata basis (e.g., dividends); and

•

Any transaction with another publicly-traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly-traded company.

There were no related person transactions identified for 2019.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	53

General Information

General Information

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), Welltower is making these proxy materials (listed below) available to shareholders primarily via the Internet. By doing so, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of Welltower (the “Board”) has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, April 30, 2020 at 10:00 a.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is March 20, 2020.

What is included in these materials?

These materials include:

•	This proxy statement for the Annual Meeting (the “Proxy Statement”); and
•	Welltower’s Annual Report for the year ended December 31, 2019 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2019, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by requesting in writing to the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting: (1) the election of eight directors (Proposal 1); (2) the ratification of the appointment of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2); (3) the advisory vote to approve the compensation of our named executive officers (Proposal 3); and (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•	“FOR” each of the nominees for election to the Board (Proposal 1);
•	“FOR” the ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2); and
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

Who may vote at the Annual Meeting?

As of March 3, 2020, Welltower had outstanding 410,555,636 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 3, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

54 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

General Information

What is the vote required to approve each of the proposals discussed in this Proxy Statement?

The chart below summarizes the voting requirements for the proposals at the Annual Meeting:

Proposals	Required approval
1. The election of directors	Majority of votes cast
2. The ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2020	Majority of shares present and entitled to vote
3. The approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote

If I am a shareholder of record of Welltower’s shares, how do I vote?

A shareholder of record can vote in one of four ways:

Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

In person: You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and you may be requested to provide proof of stock ownership as of March 3, 2020. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. If you are planning to attend the Annual Meeting in person, please check our Annual Meeting website at www.welltower.com/proxy for updated information one week prior to the Annual Meeting date.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Senior Vice President - General Counsel & Corporate Secretary; (2) submitting a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President - General Counsel & Corporate Secretary.

Who is paying for the cost of this proxy solicitation?

Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired D.F. King to solicit proxies for a fee not to exceed $10,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspector of election. Matthew McQueen, Senior Vice President - General Counsel & Corporate Secretary, and Timothy McHugh, Senior Vice President - Chief Financial Officer & Treasurer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	55

General Information

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. The abstention or broker non-vote (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. For the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2) and the advisory vote to approve the compensation of our named executive officers (Proposal 3), you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote. For Proposal 3, broker non-votes will not impact the outcome of the proposal.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal that is considered “non-routine” under New York Stock Exchange (“NYSE”) rules because the broker does not have discretionary voting power for such proposal unless the broker has received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. A broker has discretionary voting authority under NYSE rules to vote on “routine” proposals. The election of the directors (Proposal 1) and the advisory vote to approve the compensation of our named executive officers (Proposal 3) are “non-routine” proposals. The ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2) is a “routine” proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by writing to the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615 or calling (419) 247-2800. These materials are also available on the Internet at www.welltower.com/proxy.

Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?

Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.

What is the deadline to submit shareholder proposals or nominate a director for the 2021 Annual Meeting of Shareholders?

Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2021 Annual Meeting of Shareholders must be submitted to Matthew McQueen, Senior Vice President - General Counsel & Corporate Secretary, in writing no later than November 20, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Welltower – sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice to the Senior Vice President - General Counsel & Corporate Secretary no later than 90 days and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the 2021 Annual Meeting of Shareholders, such a written notice must be received by the Senior Vice President - General Counsel & Corporate Secretary on or after December 31, 2020 but no later than January 30, 2021. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.

Welltower, pursuant to its By-Laws, permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees comprising up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy

56 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

General Information

access By-Law provisions must be delivered to the Senior Vice President - General Counsel & Corporate Secretary no later than 120 days and no earlier than 150 days prior to the first anniversary of the date on which Welltower first mailed or otherwise gave notice for the prior year’s annual meeting. Requests to include shareholder-nominated candidates in Welltower’s proxy materials for next year’s annual meeting must be received by the Senior Vice President - General Counsel & Corporate Secretary on or after October 21, 2020 but no later than November 20, 2020.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	57

Pay Ratio

Pay Ratio

In this section, Welltower is providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of Mr. DeRosa, the Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, Welltower took the following steps:

•

Welltower considered all employees employed as of December 31, 2019. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, Canada and Luxembourg.

•

To identify the median employee from Welltower’s employee population, Welltower generated a list of all employees and calculated the amount of base salary determined as of December 31, 2019, wages, overtime and cash bonus amounts earned for performance in fiscal 2019 and the aggregate grant date fair value of equity awards granted in fiscal 2019. Welltower used a GBP/USD rate of 1.3268 for employees in the United Kingdom, a CAD/USD rate of 0.7715 for employees in Canada and a EUR/USD rate of 1.1227 for employees in Luxembourg, each of which reflected the applicable exchange rate on December 31, 2019.

•

Once Welltower identified the median employee, Welltower calculated all elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $90,811.

•

With respect to the annual total compensation of the Chief Executive Officer, Welltower used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2019, $13,142,124.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. DeRosa to the annual total compensation of Welltower’s median employee was 145 to 1.

58 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2019, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	559,404	(1)	$55.01	(2)	11,959,275(3)

Equity compensation plans not approved by shareholders	None		N/A		None
Totals	559,404		$55.01		11,959,275(3)

(1)

This number reflects the options, restricted stock units and deferred stock units granted under the 2005 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. See the footnotes to the “2019 Outstanding Equity Awards at Fiscal Year-End Table”, “2019 Nonqualified Deferred Compensation Table” and “2019 Director Compensation Table” for additional information regarding the options, restricted stock units and deferred stock units.

(2)	This price does not include restricted stock units or deferred stock units granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

(3)

This number reflects the sum of (a) 10,000,000 shares of common stock reserved for future issuance under the 2016 Long-Term Incentive Plan, as reduced by awards issued under the 2016 Long-Term Incentive Plan, and as increased by shares granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are available for future issuance under the 2016 Long-Term Incentive Plan, and (b) 1,000,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, as reduced by shares issued under such plan.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	59

Other Matters

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew G. McQueen

Senior Vice President - General Counsel

& Corporate Secretary

60 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Appendix A—Non-GAAP Financial Measures

Appendix A - Non-GAAP Financial Measures

Welltower believes that net income and net income attributable to common shareholders (“NICS”), as defined by U.S. GAAP, are the most appropriate earnings measurements. However, Welltower considers funds from operations (“FFO”), net operating income (“NOI”), In-Place NOI (“IPNOI”), same store NOI (“SSNOI”), EBITDA and Adjusted EBITDA to be useful supplemental measures of its operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on a Welltower pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding Welltower’s minority ownership share of unconsolidated amounts. Welltower does not control unconsolidated investments. While Welltower considers pro rata disclosures useful, they may not accurately depict the legal and economic implications of Welltower’s joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in the following reconciliation and described in our earnings press releases for the relevant period ends. Welltower believes that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

Welltower defines NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. IPNOI represents NOI excluding interest income, other income and non-IPNOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale. SSNOI is used to evaluate the operating performance of Welltower’s properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans and sub-leases, as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except Seniors Housing Triple-Net to Seniors Housing Operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in Welltower’s financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained in Welltower’s respective Supplements. Welltower believes NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of its properties at the property level on an unleveraged basis. Welltower use NOI, IPNOI and SSNOI to make decisions about resource allocations and to assess the property level performance of its properties.

Welltower measures its credit strength both in terms of leverage ratios and coverage ratios. Welltower expects to maintain capitalization and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income) before interest, taxes, depreciation and amortization. Covenants in Welltower’s senior unsecured notes and primary credit facility contain financial ratios based on a definition of EBITDA that is specific to those agreements. Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on Welltower’s cost and availability of capital, which could in turn have a material adverse impact on Welltower’s consolidated results of operations, liquidity and/or financial condition. Due to the materiality of these debt agreements and the financial covenants, Welltower has defined Adjusted EBITDA, to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	61

Appendix A—Non-GAAP Financial Measures

instruments, other expenses and additional other income. Welltower believes that EBITDA and Adjusted EBITDA, along with net income and cash flow provided from operating activities, are an important supplemental measures because they provides additional information to assess and evaluate the performance of our operations. Welltower uses Adjusted EBITDA to measure its adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges. Fixed charges include total interest (excluding capitalized interest and non-cash interest expenses), secured debt principal amortization and preferred dividends.

Welltower’s supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts, and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Welltower’s management uses these financial measures to facilitate internal and external comparisons to its historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board to evaluate management. None of Welltower’s supplemental measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental measures, as defined by us, may not be comparable to similarly entitled items reported by other REITs or other companies.

Please see the tables below for reconciliations of supplemental reporting measures referenced in this document.

62 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Appendix A—Non-GAAP Financial Measures

  SSNOI Reconciliation

  (dollars in thousands)

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Net income (loss)	$292,302	$453,555	$150,040	$167,273	$647,932	$84,226	$240,136	$124,696
Loss (gain) on real estate dispositions, net	(167,409)	(338,184)	1,682	(10,755)	(570,250)	(24,723)	(12,064)	(41,913)
Loss (income) from unconsolidated entities	9,199	2,429	9,049	(1,249)	(3,262)	(344)	(57,420)	(195)
Income tax expense (benefit)	2,222	1,588	1,599	3,841	3,968	1,741	(4,832)	1,504
Other expenses	8,756	3,712	21,628	10,058	6,186	88,626	16,042	10,502
Impairment of assets	—	28,185	9,939	4,632	18,096	6,740	98	76,022
Provision for loan losses	18,690	—	—	—	—	—	—	—
Loss (gain) on extinguishment of debt, net	15,719	11,707	—	299	65,824	4,038	2,612	53
Loss (gain) on derivatives and financial instruments, net	(2,487)	(7,173)	1,913	(7,460)	1,244	8,991	(5,069)	1,626
General and administrative expenses	35,282	33,705	33,741	32,831	31,019	28,746	26,507	31,101
Depreciation and amortization	243,932	228,201	248,052	236,275	272,445	243,149	262,644	242,834
Interest expense	145,232	122,775	141,336	121,416	137,343	138,032	131,648	144,369

Consolidated NOI	601,438	540,500	618,979	557,161	610,545	579,222	600,302	590,599
NOI attributable to unconsolidated investments(1)	21,827	21,620	21,518	21,725	21,957	22,247	22,031	21,933
NOI attributable to noncontrolling interests(2)	(41,574)	(31,283)	(42,559)	(30,962)	(42,356)	(37,212)	(41,035)	(40,341)

Pro rata NOI	581,691	530,837	597,938	547,924	590,146	564,257	581,298	572,191
Non-cash NOI attributable to same store properties	(7,912)	(12,614)	(8,566)	(8,459)	(12,726)	(9,668)	(15,764)	(15,328)
NOI attributable to non-same store properties	(123,581)	(96,522)	(174,240)	(143,359)	(158,388)	(142,266)	(125,892)	(128,569)
Currency and ownership(3)	603	(4,206)	2,100	(2,703)	2,636	154	832	1,748
Other adjustments(4)	(7,420)	12,644	488	11,855	14	(1,580)	(1,878)	(860)

Same store NOI (SSNOI)	443,381	430,139	417,720	405,258	421,682	410,897	438,596	429,182
Seniors housing operating	222,141	215,689	202,852	196,333	205,982	200,325	194,101	191,170
Seniors housing triple-net	88,856	85,405	88,230	85,070	90,443	87,446	91,091	88,530
Outpatient medical	84,847	82,962	85,487	83,529	84,004	82,872	74,677	73,031
Health System	—	—	—	—	—	—	35,795	35,307
Long-term/post-acute care	47,537	46,083	41,151	40,326	41,253	40,254	42,932	41,144

Total SSNOI	$443,381	$430,139	$417,720	$405,258	$421,682	$410,897	$438,596	$429,182

								Average
Seniors Housing Operating	3.0%		3.3%		2.8%		1.5%	2.7%
Seniors Housing Triple-net	4.0%		3.7%		3.4%		2.9%	3.5%
Outpatient Medical	2.3%		2.3%		1.4%		2.3%	2.1%
Hospital System	n/a		n/a		n/a		1.4%	1.4%
Long-Term/Post-Acute Care	3.2%		2.0%		2.5%		4.3%	3.0%

Total SSNOI growth	3.1%		3.1%		2.6%		2.2%	2.8%

(1)	Represents Welltower’s interests in joint ventures where Welltower is the minority partner.

(2)	Represents minority partners’ interests in joint ventures where Welltower is the majority partner.

(3)	Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.

(4)	Includes other adjustments as described in the respective Supplemental Information reports.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	63

Appendix A—Non-GAAP Financial Measures

  Outlook Reconciliations

  (in millions, except per share data)

	Initial Outlook Year Ended December 31, 2019
	Low	High
Net income attributable to common stockholders	$723	$781
Impairments and losses (gains) on real estate dispositions, net(1,2)	(174)	(174)
Depreciation and amortization(1)	1,025	1,025

NAREIT and Normalized FFO attributable to common stockholders	$1,574	$1,632
Per share data attributable to common stockholders:
Net income	$1.88	$2.03
NAREIT & Normalized FFO	$4.10	$4.25

(1)	Amounts presented net of noncontrolling interests’ share and Welltower’s share of unconsolidated entities.

(2)	Includes estimated gains on projected dispositions.

  In-Place NOI Reconciliation

  (dollars in thousands)

	4Q19	4Q18	Annualized In-Place NOI by property type	4Q19	% of Total

Net income (loss)	$240,136	$124,696	Seniors Housing Operating	$904,136	43.0%
Loss (gain) on real estate dispositions, net	(12,064)	(41,913)	Seniors Housing Triple-Net	411,968	19.6%
Loss (income) from unconsolidated entities	(57,420)	(195)	Outpatient Medical	464,820	22.1%
Income tax expense (benefit)	(4,832)	1,504	Health System	143,168	6.8%
Other expenses	16,042	10,502	Long-Term/Post-Acute Care	179,780	8.5%

Impairment of assets	98	76,022	Total In-Place NOI	$2,103,872	100.0%
Loss (gain) on extinguishment of debt, net	2,612	53
Loss (gain) on derivatives and financial instruments, net	(5,069)	1,626		4Q18	% of Total
General and administrative expenses	26,507	31,101	Seniors Housing Operating	$965,408	46.1%
Depreciation and amortization	262,644	242,834	Seniors Housing Triple-Net	411,428	19.7%
Interest expense	131,648	144,369	Outpatient Medical	366,820	17.5%

Consolidated NOI	600,302	590,599	Health System	143,200	6.8%
NOI attributable to unconsolidated investments(1)	22,031	21,933	Long-Term/Post-Acute Care	205,324	9.9%

NOI attributable to noncontrolling interests(2)	(41,035)	(40,341)	Total In-Place NOI	$2,092,180	100.0%

Pro rata NOI	$581,298	$572,191
Adjust:
Interest income	$(15,718)	$(13,082)
Other income	(6,011)	(7,092)
Sold / held for sale	(21,673)	(12,724)
Developments / land	588	545
Non In-Place NOI(3)	(23,445)	(21,892)
Timing adjustments(4)	10,929	5,099

In-Place NOI	525,968	523,045

Annualized In-Place NOI	$2,103,872	$2,092,180

(1)	Represents Welltower’s combined interests in joint ventures where Welltower is the minority partner.

(2)	Represents minority partners’ interests in joint ventures where Welltower is the majority partner.

(3)	Primarily represents non-cash NOI.

(4)	Represents timing adjustments for current quarter acquisitions, construction conversions and segment or operator transitions.

64 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

Appendix A—Non-GAAP Financial Measures

  FFO Reconciliation

(in thousands, except per share information)	Twelve Months Ended December 31, 2019
Net income (loss) attributable to common stockholders	$1,232,432
Depreciation and amortization	1,027,073
Impairments and losses (gains) on real estate dispositions, net	(719,908)
Noncontrolling interests(1)	(20,197)
Unconsolidated entities(2)	57,680

NAREIT FFO attributable to common stockholders	1,577,080
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	(4,399)
Loss (gain) on extinguishment of debt, net	84,155
Provision for loan losses	18,690
Nonrecurring income tax benefits	(8,681)
Other expenses and transaction costs	52,612
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(40,741)

Normalized FFO attributable to common stockholders	$1,678,716

Average diluted common shares outstanding	403,808
Normalized FFO per diluted share	$4.16

(1)	Represents noncontrolling interests’ share of net FFO adjustments.

(2)	Represents Welltower’s share of net FFO adjustments from unconsolidated entities.

Notice of Annual Meeting of Shareholders and 2020 Proxy Statement |	65

Appendix A—Non-GAAP Financial Measures

  Leverage and EBITDA Reconciliations

(dollars in thousands)	Twelve Months Ended 12/31/2019	Three Months Ended 12/31/2019
Net income (loss)	$1,330,410	$240,136
Interest expense	555,559	131,648
Income tax expense (benefit)	2,957	(4,832)
Depreciation and amortization	1,027,073	262,644

EBITDA	$2,915,999	$629,596
Loss (income) from unconsolidated entities	(42,434)	(57,420)
Stock-based compensation	25,047	4,547
Loss (gain) on extinguishment of debt, net	84,155	2,612
Loss (gain) on real estate dispositions, net	(748,041)	(12,064)
Impairment of assets	28,133	98
Provision for loan losses	18,690	—
Loss (gain) on derivatives and financial instruments, net	(4,399)	(5,069)
Other expenses	51,052	16,042

Total adjustments	(587,797)	(51,254)

Adjusted EBITDA	$2,328,202	$578,342
Interest Coverage Ratios
Interest expense	$555,559	$131,648
Capitalized interest	15,272	4,868
Non-cash interest expense	(8,645)	(734)

Total interest	$562,186	$135,782
EBITDA	$2,915,999	$629,596
Interest coverage ratio	5.19x	4.64x
Adjusted EBITDA	$2,328,202	$578,342
Adjusted Interest coverage ratio	4.14x	4.26x
Fixed Charge Coverage Ratios
Total interest	$562,186	$135,782
Secured debt principal amortization	54,325	13,977

Total fixed charges	$616,511	$149,759
EBITDA	$2,915,999	$629,596
Fixed charge coverage ratio	4.73x	4.20x
Adjusted EBITDA	$2,328,202	$578,342
Adjusted Fixed charge coverage ratio	3.78x	3.86x
Net Debt to EBITDA Ratios
Total debt(1)		$15,023,962
Less: cash and cash equivalents(2)		(284,917)

Net debt		$14,739,045
EBITDA Annualized		$2,518,384
Net debt to EBITDA ratio		5.85x
Adjusted EBITDA Annualized		$2,313,368
Net debt to Adjusted EBITDA ratio		6.37x

(1)	Amounts include unamortized premiums/discounts, fair value adjustments and lease liabilities related to financing leases. Operating lease liabilities related to ASC 842 adoption are excluded.

(2)	Includes IRC Section 1031 deposits, if any.

66 |	Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

welltower®

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

© COPYRIGHT 2020 WELLTOWER INC.

WELLTOWER www.welltower.com 450 Dorr Street Toledo, Ohio 43615-4040 877.670.0070 419.247.2800

WELLTOWER INC.	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
4500 DORR STREET TOLEDO, OHIO 43615	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98826-P31862 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2 and 3:

Company Proposals

1. Election of Directors

Nominees:	For	Against	Abstain		For	Against	Abstain

1a. Kenneth J. Bacon	☐	☐	☐	2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2020.	☐	☐	☐
1b. Thomas J. DeRosa	☐	☐	☐

1c. Karen B. DeSalvo	☐	☐	☐

3.  The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the 2020 Proxy Statement.

NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

					☐	☐	☐
1d. Jeffrey H. Donahue	☐	☐	☐
1e. Sharon M. Oster	☐	☐	☐
1f. Sergio D. Rivera	☐	☐	☐
1g. Johnese M. Spisso	☐	☐	☐
1h. Kathryn M. Sullivan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2020 Notice of Annual Meeting of Shareholders and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E98827-P31862

WELLTOWER INC.

Annual Meeting of Shareholders

April 30, 2020 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time on Thursday, April 30, 2020, at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, 46th Floor, New York, NY 10166, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be marked, dated and signed on reverse side